As filed with the Securities and Exchange Commission on December 22, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Washington Federal, Inc.
(Exact name of registrant as specified in its charter)

Washington	91-1661606
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
425 Pike Street
Seattle, Washington 98101
(206) 624-7930
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Justin Monroe, Esq.
Senior Vice President and General Counsel
Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101
(206) 624-7930
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Marcus J. Williams, Esq.
Alison M. Pear, Esq.
Buchalter, A Professional Corporation
1000 Wilshire Boulevard, Suite 1500
Los Angeles, California 90017-1730
(213) 891-0700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

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EXPLANATORY NOTE
This Registration relates solely to the offering by Washington Federal, Inc. of its Common Stock under its Dividend Reinvestment Plan.

PROSPECTUS
Washington Federal, Inc.

DIVIDEND REINVESTMENT PLAN

500,000 SHARES OF
COMMON STOCK
The Washington Federal, Inc. Dividend Reinvestment Plan (the “Plan”) provides holders of the Common Stock of Washington Federal, Inc. (the “Company”) with a convenient way to purchase additional shares of the Company’s Common Stock, by permitting participants in the Plan to reinvest cash dividends automatically on some or all of their shares enrolled in the Plan. Participation in the Plan is entirely voluntary so that shareholders may join the Plan and terminate their participation in the Plan at any time.
This Prospectus relates to 500,000 authorized and unissued or treasury shares of our common stock registered for sale under the Plan, together with any additional shares resulting from any stock splits, dividends, recapitalizations or similar transactions. The Company intends to direct the Plan administrator (“Administrator”) to purchase shares of the Company’s Common Stock in the open market, in privately negotiated transactions, or directly from the Company by using treasury stock or authorized but unissued shares at a price based on the market value of a share of Common Stock as defined by the NASDAQ Global Select Market™. The Company will receive all of the proceeds from the sales of treasury stock or authorized but unissued shares. The Company will not receive proceeds from sales made in the open market or in privately negotiated transactions. The Company is authorized to issue and sell up to 500,000 shares of its Common Stock under the Plan. As of December 21, 2022, the closing market price of our Common Stock was $34.33. The Company’s Common Stock is listed on the NASDAQ Global Select Market under the symbol “WAFD”. Cash dividends, if and when declared and paid, will be reinvested on behalf of participants under the terms of the Plan. Shareholders may participate in the Plan with respect to all or a portion of their shares of Common Stock. Shareholders who do not elect to participate in the Plan will continue to receive dividends, as declared and paid, in accordance with their elections as on file from time to time with their broker or nominee.
We provide a summary of the Plan in this prospectus in an easy to understand question and answer format. We encourage you to read it carefully. If you have any additional questions, please call Broadridge Corporate Issuer Solutions, Inc., the Plan Administrator, at (866) 321-8022. We recommend that you retain this prospectus for future reference.
An investment in Common Stock held in the Plan account has the same market risks as an investment in Common Stock generally. Participants bear the risk of loss (and receive the benefit of gain) occurring by reason of fluctuations in the market price of the Common Stock held in the Plan account. Please see the section of this prospectus entitled “Risk Factors” beginning at page 1, below, and the corresponding sections of our Securities Exchange Act reports, which provide a more complete discussion of the related risks.
The Company’s principle executive offices and telephone number is set forth below:

Washington Federal, Inc.
Investor Relations
425 Pike Street
Seattle, Washington 98101
(206) 626-8178

These shares are common equity securities of Washington Federal, Inc., and are not deposits or accounts of, or capital stock of, the Company’s wholly owned banking subsidiary, WaFd Bank. Investments in our common stock are not insured by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, or any other governmental agency, and are subject to investment risk, including the possible loss of principal.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
See “Risk Factors” beginning on page 1 for a discussion of various factors which shareholders should consider about an investment in our Common Stock.
The date of this prospectus is December 22, 2022.

THE COMPANY
General

Washington Federal Bank, a federally-insured Washington state chartered commercial bank doing business as WaFd Bank (the “Bank” or “WaFd Bank”), which is the Company’s primary operating subsidiary, was founded on April 24, 1917 in Ballard, Washington and is engaged primarily in providing lending, depository, insurance and other banking services to consumers, mid-sized to large businesses, and owners and developers of commercial real estate. Washington Federal Inc, a Washington corporation, was formed as the Bank’s holding company in November 1994. As used throughout this document, the terms “Washington Federal,” the “Company” or “we” or “us” and “our,” refer to the Washington Federal, Inc. and its consolidated subsidiaries, and the term “Bank” refers to our operating subsidiary, Washington Federal Bank. The Company is headquartered in Seattle, Washington.
On February 4, 2022, the Bank converted from a national banking association to a Washington state chartered bank. At that time, the Bank ceased being supervised by the Office of the Comptroller of the Currency and is now subject to regulation by the Washington State Department of Financial Institutions (“WDFI”) and the Federal Deposit Insurance Corporation ("FDIC"). As part of the conversion, the Bank cancelled its holdings of FRBSF stock and ceased to be a member of the Federal Reserve System. Simultaneously and as a part of this conversion the Bank changed its legal name from “Washington Federal Bank, National Association” to “Washington Federal Bank.” The Bank's holding company, Washington Federal, Inc. continues to be regulated by the Board of Governors of the Federal Reserve.
The Company has recorded a profit every year since going public in November 1982. As of September 30, 2022, the stock traded at 81 times its original 1982 offering price, has paid 158 consecutive quarterly cash dividends and has returned 13,079% total shareholder return to those who invested 40 years ago.
The Company’s fiscal year end is September 30th. All references herein to 2022, 2021 and 2020 represent balances as of September 30, 2022, September 30, 2021, and September 30, 2020, respectively, or results for the fiscal years then ended.
The business of the Bank consists primarily of accepting deposits from the general public and investing these funds in loans of various types, including first lien mortgages on single-family dwellings, construction loans, land acquisition and development loans, loans on multi-family, commercial real estate and other income producing properties, home equity loans and business loans. The Bank also invests in certain United States government and agency obligations and other investments permitted by applicable laws and regulations. As of September 30, 2022, Washington Federal Bank had 201 branches located in Washington, Oregon, Idaho, Arizona, Utah, Nevada, New Mexico and Texas. Through the Bank’s subsidiaries, the Company is also engaged in insurance brokerage activities.
The principal sources of funds for the Company’s activities are retained earnings, loan repayments, net deposit inflows, borrowings and repayments and sales of investments. Washington Federal’s principal sources of revenue are interest on loans and interest and dividends on investments. Its principal expenses are interest paid on deposits, credit costs, general and administrative expenses, interest on borrowings and income taxes.

RISK FACTORS
The purpose of the Plan is to provide a convenient and useful service for the Company’s shareholders by allowing them to elect to invest some or all of the dividends they receive into our Common Stock. Nothing in this prospectus represents a recommendation by the Company or anyone else that a person buy or sell the Company’s Common Stock. Likewise, investments in our common stock are not deposits into, or investments in securities of, the Bank. Our Common Stock is not insured by the Federal Deposit Insurance Corporation or any other party, and may lose value. We urge you to read this prospectus thoroughly before you make your investment decision regarding participation in the Plan.
Investing in securities to which this prospectus relates involves risks. Before deciding to purchase any of the securities to which this prospectus relates, you should carefully consider the discussion of risks and uncertainties below, as well as those identified under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and under similar headings in our subsequent Quarterly Reports on Form 10-Q, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus or in any applicable prospectus supplement. See the section entitled “Where You Can Find More Information” in this prospectus and the risks described below.
Risk Factor Summary
     This summary contains a high-level overview of certain of the principal factors and uncertainties that make an investment in our securities risky, including operational risks, regulatory and litigation risks, market and industry risks, competitive risks, security ownership risks, and risks specifically related to the Plan described in this prospectus. The summary is not complete and should be read together with the more detailed discussion of these and the other factors and uncertainties that follows before making an investment decision regarding our securities. The principal factors and uncertainties that makes an investment in our securities risky include the following:

Operational Risks
•Current uncertain economic conditions pose challenges, and could adversely affect our business, financial condition and results of operations.
•Fluctuating interest rates could adversely affect our business.
•Inflationary pressures and rising prices may affect our results of operations and financial condition.
•Changes to monetary policy by the Federal Reserve could adversely impact our results of operations.
•Unstable global economic conditions may have serious adverse consequences on our business, financial condition, and operations.
•Our allowance for credit losses (“ACL”) may not be adequate to cover future loan losses, which could adversely affect our financial condition and results of operations.
•We are exposed to risks related to our operational, technological, and third-party provided technology infrastructure.
•We are exposed to risks related to fraud and cyber-attacks.
•The ongoing COVID-19 pandemic, or a similar health crisis, may adversely affect our business and our customers, counterparties, employees, and third-party service providers.
•As a participating lender in the SBA Paycheck Protection Program (“PPP”), we are subject to additional risks of litigation from our customers or other parties regarding our processing of loans for the PPP and risks that the SBA may not fund some or all PPP loan guaranties.
•If we are not able to retain or attract key employees, or if we were to suffer the loss of a significant number of employees, we could experience a disruption in our business.
•Our risk management framework may not be effective in mitigating risks and losses to us.
•Climate change could adversely affect our business, affect client activity levels and damage our reputation.
•The Company’s pending merger with Luther Burbank Corporation may expose the Company to certain risks.
Regulatory and Litigation Risks
•Failure to comply with the 2020 and 2013 Consent Orders from the Consumer Financial Protection Bureau regarding our Home Mortgage Disclosure Act submissions could result in additional regulatory enforcement action.

•Non-Compliance with the USA PATRIOT Act, Bank Secrecy Act, Real Estate Settlement Procedures Act, Truth-in-Lending Act, Community Reinvestment Act, Fair Lending Laws, Flood Insurance Reform Act or other laws and regulations could result in fines or sanctions, and curtail our expansion opportunities.
•We operate in a highly regulated industry, which limits the manner and scope of our business activities.
•Recent national and state legislation and regulatory initiatives to support the financial services industry have been coupled with numerous restrictions and requirements that could detrimentally affect our business.
•Deposit insurance premiums could increase further in the future.
•We are subject to various claims and litigation, which could result in significant expenses, losses and damage to our reputation.
•Our real estate lending exposes us to the risk of environmental liabilities.
Market and Industry Risks
•Our operations are focused in the western United States, subjecting us to the risks of general economic conditions in these market areas.
•A downturn in the real estate market would hurt our business.
•Changes in retail distribution strategies and consumer behavior may adversely impact our business, financial condition and results of operations.
•We may suffer losses in our loan portfolio due to inadequate or faulty underwriting and loan collection practices.
•Our business is subject to interest rate risk, and changes in market interest rates may negatively affect our business, financial condition and results of operations.
•Our liquidity may be adversely impacted by issues arising from certain industry deficiencies in foreclosure practices, including delays and challenges in the foreclosure process.
•The replacement of the LIBOR benchmark interest rate may have an impact on our business, financial condition or results of operations.
Competitive Risks
•Our ability to originate mortgage loans has been adversely affected by the increased competition resulting from the involvement of the U.S. Government, the Federal Reserve and Government-Sponsored Enterprises (“GSEs”) in the residential mortgage market.
•The Bank faces strong competition from other financial institutions and new market participants, offering services similar to those offered by the Bank.
•We may not be able to continue to grow organically or through acquisitions.
Security Ownership Risks
•Our ability to pay dividends is subject to limitations that may affect our ability to continue to pay dividends to Shareholders.
•Our 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) ranks senior to our common stock, and we are prohibited from paying dividends on our common stock unless we have paid dividends on our Series A Preferred.
•The market price for our common stock may be volatile.
•There may be future sales or other dilution of the Company’s equity, which may adversely affect the market price of our common stock or depositary shares.
•We rely, in part, on external financing to fund our operations and the unavailability of such funding in the future could adversely impact our growth and prospects.
•A person holding our Common Stock could have the voting power of their shares of Common Stock on all matters significantly reduced under Washington’s anti-takeover statutes, if the person acquires 10% or more of the voting stock of the Company.
•The Company’s business or the value of its common shares could be negatively affected as a result of actions by activist shareholders.

Plan Specific Risks
•Issuance of additional shares of Common Stock could dilute or depress the value of your shares of the Company’s Common Stock.
•Participants are subject to the risk of market fluctuations because they will not have the ability to direct the price or timing of purchases under the Plan.

Operational Risks

Current uncertain economic conditions pose challenges, and could adversely affect our business, financial condition and results of operations.

We are operating in an uncertain economic environment. The pandemic caused a global economic slowdown, and while we have seen some economic recovery, continuing supply chain issues, labor shortages and inflation risk are affecting the continued recovery. Continued economic uncertainty and a recessionary or stagnant economy could result in financial stress on the Bank’s borrowers, which could adversely affect our business, financial condition and results of operations. We decreased the expense for credit losses over fiscal year 2021 and 2022 as the economy began to recover, however, deteriorating conditions in the regional economies we serve, or in certain sectors of those economies, could drive losses beyond that which is provided for in our allowance for loan losses. We could also face the following risks in connection with the following events:

•Market developments and economic stagnation or slowdown may affect consumer confidence levels and may cause adverse changes in payment patterns, resulting in increased delinquencies and default rates on loans and other credit facilities.
•The processes we use to estimate the allowance for credit losses and other reserves may prove to be unreliable. Such estimates rely upon complex modeling inputs and judgments, including forecasts of economic conditions, which may be rendered inaccurate and/or no longer subject to accurate forecasting.
•Our ability to assess the creditworthiness of our borrowers may be impaired if the models and approaches we use to select, manage, and underwrite loans become less predictive of future charge-offs.
•Regulatory scrutiny of the industry could increase, leading to increased regulation of the industry that could lead to a higher cost of compliance, limit our ability to pursue business opportunities and increase our exposure to litigation or fines.
•Ineffective monetary policy or other market conditions could cause rapid changes in interest rates and asset values that would have a materially adverse impact on our profitability and overall financial condition.
•Further erosion in the fiscal condition of the U.S. Treasury could lead to new taxes that would limit our ability to pursue growth and return profits to shareholders.

If these conditions or similar ones continue to exist or worsen, we could experience continuing or increased adverse effects on our financial condition.

Fluctuating interest rates could adversely affect our business.

Significant increases in market interest rates on loans, or the perception that an increase may occur, could adversely affect both our ability to originate new loans and our ability to grow. Beginning early in 2022, in response to growing signs of inflation, the Federal Reserve has increased interest rates rapidly. Further, the Federal Reserve has increased the benchmark rapidly and has announced an intention to take further actions to mitigate inflationary pressures. Rapid changes in interest rates make it difficult for the Bank to balance its loan and deposit portfolios, which may adversely affect our results of operations by, for example, reducing asset yields or spreads, creating operating and system issues, or having other adverse impacts on our business. Conversely, decreases in interest rates could result in an acceleration of loan prepayments. The increased market interest rates could also adversely affect the ability of our floating-rate borrowers to meet their higher payment obligations. If this occurred, it could cause an increase in nonperforming assets and charge offs, which could adversely affect our business.

Further, our profitability is dependent to a large extent upon net interest income, which is the difference (or “spread”) between the interest earned on loans, securities and other interest-earning assets and the interest paid on deposits, borrowings, and other interest-bearing liabilities. Because of the differences in maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread, and, in turn, our profitability. Although it is expected that the Federal Reserve will continue to increase the target federal funds rate in 2023 to combat recent inflationary trends, if interest rates do not rise, or if the Federal Reserve were to lower the target federal funds rate to below 0%, these low rates could continue to constrain our interest rate spread and may adversely affect our business forecasts. On the other hand, increases in interest rates, to combat inflation or otherwise, may result in a change in the mix of noninterest and interest-bearing accounts. All else being equal, if the interest rates on the Company’s interest-bearing liabilities increase at a faster pace than the interest rates on our interest-earning assets, the result would be a reduction in net interest income and with it, a reduction in net earnings. We are unable to predict changes in interest rates, which are affected by factors beyond our control, including inflation, deflation, recession, unemployment, money supply and other changes in financial markets.

Inflationary pressures and rising prices may affect our results of operations and financial condition.

Inflation has continued rising in 2022 at levels not seen for over 40 years. Inflationary pressures are currently expected to remain elevated throughout 2022 and are likely to continue into 2023. Inflation could lead to increased costs to our customers, making it more difficult for them to repay their loans or other obligations increasing our credit risk. Sustained higher interest rates by the Federal Reserve may be needed to tame persistent inflationary price pressures, which could push down asset prices and weaken economic activity. A deterioration in economic conditions in the United States and our markets could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values and a decrease in demand for our products and services, all of which, in turn, would adversely affect our business, financial condition and results of operations.

Changes to monetary policy by the Federal Reserve could adversely impact our results of operations.

The Federal Reserve is responsible for regulating the supply of money in the United States, including open market operations used to stabilize prices in times of economic stress, as well as setting monetary policies. These activities strongly influence our rate of return on certain investments, our hedge effectiveness for mortgage servicing and our mortgage origination pipeline, as well as our costs of funds for lending and investing, all of which may adversely impact our liquidity, results of operations, financial condition and capital position.

Unstable global economic conditions may have serious adverse consequences on our business, financial condition, and operations.

The global credit and financial markets have from time to time experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, high rates of inflation, and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, including the current conflict between Russia and Ukraine, which is increasing volatility in commodity and energy prices, creating supply chain issues and causing instability in financial markets. Sanctions imposed by the United States and other countries in response to such conflict could further adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. The specific consequences of the conflict in

Ukraine on our business is difficult to predict at this time, but in addition to inflationary pressures affecting our operations and those of our customers and borrowers, we may also experience an increase in cyberattacks against us, our customers and borrowers, service providers and other third parties. There can be no assurance that further deterioration in markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment, hostile third-party action or continued unpredictable and unstable market conditions.

Our allowance for credit losses (“ACL”) may not be adequate to cover future loan losses, which could adversely affect our financial condition and results of operations.

Due to the declining economic conditions, our customers may not be able to repay their loans according to the original terms, and the collateral securing the payment of those loans may be insufficient to pay any remaining loan balance. While we maintain our ACL to provide for loan defaults and non-performance, losses may exceed the value of the collateral securing the loans and the allowance may not fully cover any excess loss.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. Our ACL is based on these judgments, as well as historical loss experience and an evaluation of the other risks associated with our loan portfolio, including but not limited to, economic trends and conditions, changes in underwriting standards, management, competition, and trends in delinquencies, non-accrual and adversely classified loans, the size and composition of the loan portfolio, current economic conditions and geographic concentrations within the portfolio. Federal regulatory agencies, as part of their examination process, review our loans and ACL. If our assumptions and judgments used to determine the ACL prove to be incorrect, if the value of the collateral securing the loans decreases substantially or if regulators disagree with its judgments, we may need to increase the ACL in amounts that exceed our expectations. Material additions to the ACL would adversely affect our results of operations and financial condition.

We are exposed to risks related to our operational, technological, and third-party provided technology infrastructure.

We rely extensively on the successful and uninterrupted functioning of information technology and telecommunications systems to conduct our business. This includes internally developed systems, internally managed systems, outsourced systems provided by third-party service providers, internet facing digital products and services, mobile technologies and the on-going operational maintenance of each service. Any disruptions, failures, or inaccuracies of these systems, including changes and improvements, could result in our inability to service customers, manage operations, manage risk, meet regulatory obligations, or provide timely and accurate financial reporting which could damage our reputation, result in loss of customer business, subject us to regulatory scrutiny, or expose us to civil litigation and possible financial liability.

In many instances, the Company’s products and services to customers are dependent upon third-party service providers, who provide necessary, or critical, services and support. Any disruption of such services, or an unplanned termination of a third-party license or service agreement related thereto, could adversely affect our ability to provide necessary products and services for our customers.

In recent years, we have made a significant ongoing investment to enhance our technological capabilities with the objectives of enhancing customer experience, growing revenue, and improving operating efficiency. There is a risk that these investments may not provide the anticipated benefits and/or will prove significantly more costly and time consuming to produce. If this occurs, we may see a loss of customers, and our financial results and ability to execute on our strategic plan may be adversely impacted.

We are exposed to risks related to fraud and cyber-attacks.

Cybersecurity, and the continued development and enhancement of controls, processes, and practices designed to protect customer information, systems, computers, software, data, and networks from attack, damage, or unauthorized access remain a priority for the Company. As cybersecurity threats continue to evolve, we may be required to expend additional resources to continue to enhance, modify, and refine our protective measures against these evolving threats.

We are continuously enhancing and expanding our digital products and services to meet customer and business needs with desired outcomes. These digital products and services often include storing, transmitting, and processing confidential customer, employee, financial, and business information. Due to the nature of this information, and the value it has for internal and external threat actors, we, and our third-party service providers, continue to be subject to cyber-attacks and fraud activity that attempts to gain unauthorized access, misuse information and information systems, steal information, disrupt or degrade information systems, spread malicious software, and other illegal activities.

We have recently changed our consumer online and mobile banking platforms to provide more flexibility and customizable feature sets to improve customer experience. This change provides the Company more opportunity to differentiate ourselves in the market, but also increases our direct responsibility for managing cybersecurity risk associated with digital banking, when historically, the responsibility for providing adequate safeguards and security controls was managed by third party vendors.

We believe we have robust preventive, detective, and administrative safeguards and security controls to minimize the probability and magnitude of a material event. However, because the tactics and techniques used by threat actors to bypass safeguards and security controls change frequently, and often are not recognized until after an event has occurred, we may be unable to anticipate future tactics and techniques, or to implement adequate and timely protective measures.

In June 2022, we were notified by a third-party vendor that it experienced a network security incident involving unauthorized access to certain personal and financial data of some of our customers. We immediately suspended services with the vendor. After the incident was detected, this third-party vendor engaged a third-party security firm to investigate the incident, provide support to remove the unauthorized access, enhance its security controls, and help the third-party vendor safely resume operations. After an investigation into the extent of the data that was compromised, we notified all customers impacted by this breach. There was no breach of our own systems due to this incident. After receiving assurances that this third-party is operating in a safe and secure manner, we have resumed operations with it. We are not aware of any continuing cybersecurity threats or breaches involving this vendor or our systems generally. Future incidents involving this vendor or other third-party service providers could cause us to suffer damage to our reputation and could require us to incur substantial expenses, which could have a materially adverse effect on our business, financial condition, and results of operations.

To date, we have no knowledge of a successful cyber-attack or other material information security breach affecting the systems we operate and control. However, our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, the continuation of a remote or hybrid work environment for our employees and service providers, and our plans to continue to implement and expand digital banking services, expand operations, and use third-party information systems that includes cloud-based infrastructure, platforms, and software. Recent instances of attacks specifically targeting banks and financial services businesses indicate that the risk to our systems remains significant. We, and our third-party providers, are regularly the subject of attempted attacks and the ability of the attackers continues to grow in sophistication. Potential threats to our technologies, systems, networks, and other devices, as well as those of our employees, third party vendors, and other third parties with whom we interact, include DDoS attacks, computer viruses, hacking, malware, ransomware, credential stuffing, or phishing or other forms of social engineering. Such cyber-attacks and other security incidents are designed to lead to various harmful outcomes, such as unauthorized transactions our customers’ accounts, unauthorized or unintended access to or release, gathering, monitoring, disclosure, loss, destruction, corruption, disablement, encryption, misuse, modification or other processing of confidential or sensitive information (including personal information), intellectual property, software, methodologies or business secrets, disruption, sabotage or degradation of service, systems or networks, or other damage. These threats may derive from, among other things, error, fraud or malice on the part of our employees, insiders, or third parties or may result from accidental technological failure. Any of these parties may also attempt to fraudulently induce employees, service providers, customers, partners or other third-party users of our systems or networks to disclose confidential or sensitive information (including personal information) in order to gain access to our systems, networks or data or that of our customers, partners, or third parties with whom we interact, or to unlawfully obtain monetary benefit through misdirected or otherwise improper payment. For example, any party that obtains our confidential or sensitive information (including personal information) through a cyber-attack or other security incident may use this information for ransom, to be paid by us or a third party, as part of a fraudulent activity that is part of a broader criminal activity, or for other illicit purposes.

A cyber-attack or other security incident on the systems we operate and control could cause us to suffer damage to our reputation, result in productivity losses, require us to incur substantial expenses, including response costs associated with investigation and resumption of services, remediation expenses costs associated with customer notification and credit monitoring services, increased insurance premiums, regulatory penalties and fines, and costs associated civil litigation, any of which could have a materially adverse effect on our business, financial condition, and results of operations.

We also face additional costs when our customers become the victims of cyber-attacks. For example, various retailers have reported that they have been the victims of a cyber-attack in which large amounts of their customers’ data, including debit and credit card information, is obtained. Our customers may be the victims of phishing scams, providing cyber criminals access to their accounts, or credit or debit card information. In these situations, we incur costs to replace compromised cards and address fraudulent transaction activity affecting our customers, as well as potential increases to insurance premiums for policies we may maintain to cover these losses.

Both internal and external fraud and theft are risks. If confidential customer, employee, monetary, or business information were to be mishandled or misused, we could suffer significant regulatory consequences, reputational damage, and financial loss. Such mishandling or misuse could include, for example, if such information were erroneously provided to parties who are not permitted to have the information, either by fault of our systems, employees, or counterparties, or if such information were to be intercepted or otherwise inappropriately taken by third parties, or if our own employees abused their access to financial systems to commit fraud against our customers and the Company. These activities can occur in connection with activities such as the origination of loans and lines of credit, ACH transactions, wire transactions, ATM transactions, and checking transactions, and result in financial losses as well as reputational damage.

Operational errors can include information system misconfiguration, clerical or record-keeping errors, or disruptions from faulty or disabled computer or telecommunications systems. Because the nature of the financial services business involves a high volume of transactions, certain errors, which may be automated or manual, may be repeated or compounded before they are discovered and successfully rectified. Because of the Company’s large transaction volume and its necessary dependence upon automated systems to record and process these transactions, there is a risk that technical flaws, tampering, or manipulation of those automated systems, arising from events wholly or partially beyond its control, may give rise to disruption of service to customers and to financial loss or liability.

The occurrence of any of these risks could result in a diminished ability for us to operate our business, additional costs to correct defects, potential liability to clients, reputational damage. and regulatory intervention, any of which could adversely affect our business, financial condition and results of operations.

The ongoing COVID-19 pandemic, or a similar health crisis, may adversely affect our business and our customers, counterparties, employees, and third-party service providers in the future.

The spread of COVID-19 created a global public-health crisis that resulted in significant economic uncertainty, and has impacted household, business, economic, and market conditions, including in the western United States where we conduct nearly all of our business.

Throughout the pandemic our operations have been impacted by the need to close certain offices and limit how customers conduct business through our branch network. Many of our employees continue to work remotely, which exposes us to increased cybersecurity risks such as phishing, malware, and other cybersecurity attacks, all of which could expose us to liability and could seriously disrupt our business operations.

Continuation of the COVID-19 pandemic, or a similar crisis, could negatively impact our capital, liquidity, and other financial positions and our business, results of operations, and prospects. A resurgence in spread, caused by the rise of new variants, could affect significantly more households and businesses, or cause additional limitations on commercial activity, increased unemployment, increased property vacancy rates and general economic and financial instability. A slow-down or reversal in the economic recovery of the regions in which we conduct our business could result in declines in loan demand and collateral values. Negative impacts on our customers caused by COVID-19 could result in increased risk of delinquencies, defaults, foreclosures and losses on our loans. The duration and severity of the pandemic continues to be impossible to predict, as is the potential for a seasonal or other resurgence. We also believe we will continue to see the economic effects of the pandemic even after the COVID-19 outbreak has subsided, which is expected to continue to affect our business, financial position, operations and prospects.

•Additional actions of governmental authorities. To date, many of the actions of governmental authorities, including eviction forbearance, occupancy restrictions and vaccine mandates, have been directed toward curtailing household and business activity to contain COVID-19 while simultaneously deploying fiscal and monetary policy measures to partially mitigate the adverse effects on individual households and businesses. The ultimate success or impact of these actions and their effect on our customers and the economy generally is still unclear. Further, some measures, such as a suspension of mortgage and other loan payments and foreclosures, may have a negative impact on our business.
•The effect on our customers, counterparties, employees, and third-party service providers. COVID-19 and its associated consequences and uncertainties are affecting individuals, households, and businesses differently and unevenly. Negative impacts on our customers could result in increased risk of delinquencies, defaults, foreclosures and losses on our loans.
•The effect on economies and markets. Whether the actions of governmental and nongovernmental authorities will be successful in mitigating the adverse effects of COVID-19 is unclear. National, regional, and local economies and markets could suffer disruptions that are lasting. Governmental actions are meaningfully influencing the interest-rate environment and financial-market activity and could have lasting effects on taxes and other economic factors, which could adversely affect our results of operations and financial condition.
Governments have taken unprecedented steps to partially mitigate the adverse effects of their containment measures. For example, in late March 2020, the CARES Act was enacted to inject more than $2 trillion of financial assistance into the U.S. economy, followed by additional COVID relief legislation of approximately $900 million in December 2020. In March 2021 the American Rescue Plan Act, also called the COVID-19 Stimulus Package or American Rescue Plan, Pub L. No. 117-2, was enacted to inject an additional $1.9 trillion in financial relief and economic stimulus. Whether the economic stimulus will have a lasting positive effect or whether it will contribute to higher inflation or other economic ill effects is unknown.

As a participating lender in the SBA Paycheck Protection Program (“PPP”), we are subject to additional risks of litigation from our customers or other parties regarding our processing of loans for the PPP and risks that the SBA may not fund some or all PPP loan guaranties.

On March 27, 2020, President Trump signed the CARES Act, which included a loan program administered through the SBA referred to as the PPP. Under the PPP (and its expansion in 2021), small businesses and other entities and individuals were eligible to apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria. We participated as a lender in the PPP, and ultimately assisted approximately 9,000 businesses with approximately $1,085,000,000 in PPP loans. As of September 30, 2022, approximately 8,800 PPP loans totaling approximately $1,075,000,000 have been forgiven by the SBA, and we continued to hold PPP loans receivable of $10,141,000.

We have credit risk on PPP loans if a determination is made by the SBA that there is a deficiency in the manner in which a PPP loan was originated, funded, or serviced by us, such as an issue with the eligibility of a borrower to receive a PPP loan, which may or may not be related to the ambiguity in the laws, rules and guidance regarding the operation of the PPP. In the event of a loss resulting from a default on a PPP loan and a determination by the SBA that there was a deficiency in the manner in which the PPP loan was originated, funded, or serviced by us, the SBA may deny its liability under the guaranty, reduce the amount of the guaranty, or, if it has already paid under the guaranty, seek recovery of any loss related to the deficiency from us. In addition, several larger banks were subject to litigation regarding their processing of PPP loan applications. We could be exposed to the risk of similar litigation, from both customers and non-customers that approached us seeking PPP loans. We and other PPP lenders may also be subject to the risk of litigation in connection with other aspects of the PPP, including but not limited to borrowers seeking forgiveness of their loans. If any such litigation is filed against us, it may result in significant financial or reputational harm to us.

If we are not able to retain or attract key employees, or if we were to suffer the loss of a significant number of employees, we could experience a disruption in our business.

If a key employee or a substantial number of employees depart or become unable to perform their duties, it may negatively impact our ability to conduct business as usual. We might then have to divert resources from other areas of our operations, which could create additional stress for other employees, including those in key positions. The loss of qualified and key personnel, or an inability to continue to attract, retain and motivate key personnel could adversely affect our business and consequently impact our financial condition and results of operations.

Our risk management framework may not be effective in mitigating risks and losses to us.

Our risk management framework is comprised of various processes, systems and strategies, and is designed to manage the types of risk to which we are subject, including, among others, credit, market, liquidity, interest rate and compliance. Our framework also includes financial or other modeling methodologies that involve management assumptions and judgment. Our risk management framework may not be effective under all circumstances and may not adequately mitigate any risk of loss to us. If our framework is not effective, we could suffer unexpected losses and our financial condition, operations or business prospects could be materially and adversely affected. We may also be subject to potentially adverse regulatory consequences.

Climate change could adversely affect our business, affect client activity levels and damage our reputation.

Concerns over the long-term impacts of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Consumers and businesses are also changing their behavior and business preferences as a result of these concerns. New governmental regulations or guidance relating to climate change, as well as changes in consumers’ and businesses’ behaviors and business preferences, may affect whether and on what terms and conditions we will engage in certain activities or offer certain products or services. The governmental and supervisory focus on climate change could also result in our becoming subject to new or heightened regulatory requirements, such as requirements relating to operational resiliency or stress testing for various climate stress scenarios. Any such new or heightened requirements could result in increased regulatory, compliance or other costs or higher capital requirements. In connection with the transition to a low carbon economy, legislative or public policy changes and changes in consumer sentiment could negatively impact the businesses and financial condition of our clients, which may decrease revenues from those clients and increase the credit risk associated with loans and other credit exposures to those clients. Our business, reputation and ability to attract and retain employees may also be harmed if our response to climate change is perceived to be ineffective or insufficient.

Furthermore, the long-term impacts of climate change will have a negative impact our customers and their business. Physical risks include extreme storms that damage or destroy property and inventory securing loans we make, or may interrupt our customer’s business operations, putting them in financial difficulty, and increasing the risk of default. Our customers are also facing changes in energy and commodity prices driven by climate change, as well as new regulatory requirements resulting in increased operational costs.

The Company’s pending merger with Luther Burbank Corporation may expose the Company to certain risks.

On November 13, 2022, the Company announced that it had entered into a definitive merger agreement pursuant to which it will acquire Luther Burbank Corporation (“Luther Burbank”) and its wholly-owned subsidiary, Luther Burbank Savings, in an all-stock transaction valued at approximately $654 million based upon the closing price of the Company’s Common Stock on November 11, 2022. The transaction is subject to shareholder and regulatory approval and other customary closing conditions. however, it is possible that the transaction may not be consummated as planned or at all, and may expose the Company to certain risks, prior to or after completion, including but not limited to:

•The Company and Luther Burbank will be subject to business uncertainties and contractual restrictions on their respective operations while the merger is pending.
•The announcement and pendency of the merger could cause disruptions in the businesses of the Company and Luther Burbank, which could have an adverse effect on their respective business and financial results, and consequently on the combined company.
•The shareholders of the Company or Luther Burbank may not approve the merger or the related issuance of shares of the Company’s common stock, respectively.
•Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
•Termination of the merger agreement or failure to complete the merger for whatever reason could adversely impact the Company and Luther Burbank.
•The value of the merger consideration to be received by Luther Burbank stockholders, and the value of the merger consideration to be issued by the Company, is uncertain because the market price of the Company’s Common Stock will fluctuate.
•The market price of the Company’s Common Stock after the merger may be affected by factors different from those that currently affect the shares of Luther Burbank or the Company.
•Holders of Luther Burbank and the Company Common Stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

•Combining the two companies may prove more difficult, costly or time consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized.

Further information regarding the potential merger with Luther Burbank will be made available in future filings by The Company with the SEC and will be incorporated herein by reference.

Regulatory and Litigation Risks

Failure to comply with the 2020 and 2013 Consent Orders from the Consumer Financial Protection Bureau regarding our Home Mortgage Disclosure Act submissions could result in additional regulatory enforcement action.

In March 2020, the Consumer Financial Protection Bureau (the “CFPB”) Office of Enforcement formally notified us of alleged violations of the Home Mortgage Disclosure Act (“HMDA”) associated with our HMDA reporting submissions. The CFPB alleged that the Bank did not accurately report all required relevant information within the annual HMDA submissions. We responded to the CFPB, noting that the Bank has instituted enhanced procedures to ensure compliance with HMDA, and submitted amended HMDA filings. In October 2020, after further discussions with the CFPB, we entered into a consent order related to our HMDA reporting, under which we agreed to pay a $200,000 civil money penalty and implement a HMDA compliance management system while adhering to a compliance plan. The consent order will be in effect for 10 years. We had previously entered in a consent order with the CFPB in 2013, also relating to HMDA reporting deficiencies, resulting in a $34,000 civil money penalty. The 2013 HMDA Consent Order remains in effect. Any further deficiencies in our HMDA reporting submissions could result in additional regulatory enforcement actions, cause us to incur additional significant compliance costs and subject us to larger fines. Moreover, continued deficiencies in our HMDA reporting could have serious reputational consequences for the Bank. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

Non-Compliance with the USA PATRIOT Act, Bank Secrecy Act, Real Estate Settlement Procedures Act, Truth-in-Lending Act, Community Reinvestment Act, Fair Lending Laws, Flood Insurance Reform Act or other laws and regulations could result in fines or sanctions and curtail our expansion opportunities.

Financial institutions are required under the USA PATRIOT Act of 2001 (the “Patriot Act”) and Bank Secrecy Act (“BSA”) to develop programs to prevent financial institutions from being used for money-laundering (“AML”) and terrorist activities. Financial institutions are also obligated to file suspicious activity reports with the U.S. Treasury Department’s Office of Financial Crimes Enforcement Network. These rules also require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure or the inability to comply with the Patriot Act and BSA statutes and regulations could result in fines or penalties, curtailment of expansion opportunities, enforcement actions, intervention or sanctions by regulators and costly litigation or expensive additional controls and systems. During the last few years, several banking institutions have received large fines for non-compliance with these laws and regulations, and we were subject to a Consent Order and have paid a civil money penalty with respect to our BSA Program, as described below. In addition, the U.S. Government imposed and is expected to continue to expand laws and regulations relating to residential and consumer lending activities that could create significant new compliance burdens and financial costs.

The Bank was previously subject to a Consent Order from the OCC for its BSA program that was issued in February 2018 (the “BSA Consent Order”). The BSA Consent Order resulted in the Bank incurring significant expenses to comply with it, including payment of a $2,500,000 civil money penalty. The OCC terminated the BSA Consent Order in December 2021. ’’ However, the Bank remains subject to the BSA, the Patriot Act, and other laws and regulations requiring financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. Failure to maintain an effective BSA program could have serious business, financial and reputational consequences for the Bank. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly regulated industry, which limits the manner and scope of our business activities.

We are subject to extensive supervision, regulation and examination by the WDFI, CFPB and the FDIC. In addition, the Federal Reserve is responsible for regulating the holding company. This regulatory structure is designed primarily for the protection of the deposit insurance funds and consumers and not to benefit our shareholders. This regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies to address not only compliance with applicable laws and regulations (including laws and regulations governing consumer credit, and anti-money laundering and anti-terrorism laws), but also capital adequacy, asset quality and risk, management ability and performance, earnings, liquidity, data reporting and various other factors. As part of this regulatory structure, we are subject to policies and other guidance developed by the regulatory agencies with respect to capital levels, the timing and amount of dividend payments, the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Under this structure the WDFI, the FDIC, the CFPB and the Federal Reserve have broad discretion to impose restrictions and limitations on our operations if they determine, among other things, that our operations are unsafe or unsound, fail to comply with applicable law or are otherwise inconsistent with laws and regulations or with the supervisory policies of these agencies. This supervisory framework could materially impact the conduct, growth and profitability of our operations.

Failure to comply with applicable laws and regulations can result in a range of sanctions and enforcement actions, including the imposition of civil money penalties, formal agreements and cease and desist orders; identified deficiencies in our HMDA reporting and BSA/AML programs have resulted in Consent Orders from the CFPB and OCC, required us to incur significant expenses and compliance costs and subjected us to civil penalties. Failure to meet regulatory requirements could require the Bank to incur additional significant costs in order to bring our programs and operations into compliance, negatively impact our reputation, and have a material adverse effect on our business, financial condition and results of operations.

In addition, the FDIC has specific authority to take “prompt corrective action,” depending on the Bank’s capital level. Currently, the Bank is considered “well-capitalized” for prompt corrective action purposes. If the Bank were designated as “adequately capitalized,” its ability to take brokered deposits would become limited. If the Bank were to be designated in one of the lower capital levels “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized,” it would be required to raise additional capital and would be subject to progressively more severe restrictions on its operations, management and capital distributions, and replacement of senior executive officers and directors. If the Bank became “critically undercapitalized,” it would also be subject to the appointment of a conservator or receiver.

Recent national and state legislation and regulatory initiatives to support the financial services industry have been coupled with numerous restrictions and requirements that could detrimentally affect our business.

The Dodd-Frank Act has had a substantial impact on the financial services industry since its passage in 2010. The Dodd-Frank Act creates a framework through which regulatory reform has been and continues to be written. While many of the rules required by the Dodd-Frank Act have been implemented, others are still being drafted. As a result, the impact of the future regulatory requirements continues to be uncertain. We expect the way we conduct business to continue to be affected by these regulatory requirements, including through limitations on our ability to pursue certain lines of business, capital requirements, enhanced reporting obligations, and increased costs.

Other legislative initiatives could detrimentally impact our operations in the future. The extent of the impact of any such legislation will be dependent on the specific details of the final legislation passed, if any.

Deposit insurance premiums could increase further in the future.

The FDIC insures deposits at FDIC-insured financial institutions, including the Bank. The FDIC charges insured financial institutions premiums to maintain the Deposit Insurance Fund (“DIF”) at a specific level. Historically unfavorable economic conditions, increased bank failures and these additional failures decreased the DIF. In order to restore the DIF to its statutorily mandated minimums the FDIC significantly increased deposit insurance premium rates, including the Bank’s. FDIC insurance premiums could increase in the future in response to similar declining economic conditions. More recently, extraordinary growth in insured deposits caused the ratio of the DIF to total insured deposits to fall below the current statutory minimums of 1.35%. The FDIC has also established a higher reserve ratio of 2% as a long-term goal and the minimum level needed to withstand future financial crises of the magnitude of past crises. The FDIC may increase the assessment rates or impose additional special assessments in the future to restore and then steadily increase the DIF to these statutory target levels. Any increase in the Bank’s FDIC premiums could have an adverse effect on its business, financial condition and results of operations.

We are subject to various claims and litigation, which could result in significant expenses, losses and damage to our reputation.

We are, from time to time, subject to claims and proceedings related to our operations. These claims and legal actions could include supervisory or enforcement actions by our regulators, criminal proceedings by prosecutorial authorities, or civil claims by our customers, former customers, contractual counterparties, and current and former employees. We may also face class action lawsuits for alleged violations of employment, state wage and hour and consumer protection laws. These claims could involve large monetary demands, including civil money penalties or fines imposed by government authorities, and significant defense costs. If such claims and legal actions are brought and are not resolved in a manner favorable to the Company, they could result in financial liability and/or reputational harm, which could have a material adverse effect on our financial condition and results of operations.

Banking institutions are also increasingly the target of class action lawsuits. Most recently there has been an increase in claims filed claiming deceptive practices or violations of account terms in connection with non-sufficient funds or overdraft charges. In September 2020, we received notice a similar class action had been filed against the Bank, alleging that we have been improperly charging our customers overdraft fees on items re-presented for payment. In May 2022, the Bank settled this lawsuit for a payment of $495,000 plus claims administrative expenses. In November 2022, the court approved the settlement and the action was dismissed. The claims administration process is ongoing. If another class action lawsuit is filed or determined adversely to us, or we were to enter into a settlement agreement in connection with such a matter, we could be exposed to monetary damages, reputational harm, or subject to limits on our ability to operate our business, which could have an adverse effect on our financial condition, and operating results.

Our real estate lending also exposes us to the risk of environmental liabilities.

In the course of our business, it is necessary to foreclose and take title to real estate, which could subject us to environmental liabilities with respect to these properties. Hazardous substances or waste, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale to a third party. We could be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination or may be required to investigate or clean up hazardous or toxic substances or chemical releases at such properties. The costs associated with investigation or remediation activities could be substantial and could substantially exceed the value of the real property. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. We may be unable to recover costs from any third party. These occurrences may materially reduce the value of the affected property, and we may find it difficult or impossible to use or sell the property prior to or following any environmental remediation. If we ever become subject to significant environmental liabilities, our business, financial condition and results of operations could be materially and adversely affected.

Market and Industry Risks

Our operations are focused in the western United States, subjecting us to the risks of general economic conditions in these market areas.

Substantially all of the Bank’s loans are to individuals, businesses and real estate developers in the Pacific Northwest, Arizona, Utah, Texas, New Mexico and Nevada. As a result, our business depends significantly on general economic conditions in these market areas. A substantial increase in unemployment rates, or severe declines in housing prices and property values in these primary market areas could have a material adverse effect on our business due to a number of factors, including:

•Loan delinquencies may increase.
•Problem assets and foreclosures may increase.
•Demand for the Bank’s products and services may decline.
•Collateral for loans made by the Bank, especially real estate, may decline in value, in turn reducing a customer’s borrowing power and reducing the value of assets and collateral associated with the loans.
•Natural disasters and catastrophic events such as wildfires, floods and earthquakes may damage or destroy collateral for loans made by the Bank and negatively impact the collateral’s value and a customer’s ability to repay loans.

A downturn in the real estate market would hurt our business.

The Bank’s business activities and credit exposure are concentrated in real estate lending, in particular commercial real estate loans which are generally viewed as having more risk of default than residential real estate loans or certain other types of loans or investments. The market for real estate is cyclical and the outlook for this sector is uncertain. A downturn in the real estate market, accompanied by falling values and increased foreclosures would hurt our business because a large majority of our loans are secured by real estate.

If a significant decline in market values occurs, the collateral for loans will provide decreasing levels of security. As a result, our ability to recover the principal amount due on defaulted loans by selling the underlying real estate will be diminished, and we will be more likely to suffer losses on defaulted loans. Because our loan portfolio contains commercial real estate loans with relatively large balances, the deterioration of these loans may cause a significant increase in our nonperforming loans which could result in a loss of earnings from these loans, an increase in the provision for loan losses, or an increase in loan charge-offs, any of which would have an adverse impact, which could be material, on our business, financial condition, and results of operations.

We own real estate as a result of foreclosures resulting from non-performing loans. If other lenders or borrowers liquidate significant amounts of real estate in a rapid or disorderly fashion, or if the FDIC elects to dispose of significant amounts of real estate from failed financial institutions in a similar fashion, it could have an adverse effect on the values of the properties owned by the Company by depressing the value of these real estate holdings. In such a case, we may incur further write-downs and charge-offs, which could, in turn, adversely affect our business, financial condition and results of operations.

Changes in retail distribution strategies and consumer behavior may adversely impact our business, financial condition and results of operations.

We have significant investments in bank premises and equipment for our branch network as well as our retail work force and other branch banking assets. Advances in technology such as e-commerce, telephone, internet and mobile banking, and in-branch self-service technologies including automatic teller machines and other equipment, as well as changing customer preferences for these other methods of accessing our products and services, could decrease the value of our branch network or other retail distribution assets and may cause us to change our retail distribution strategy, close and/or sell certain branches or parcels of land held for development and restructure or reduce our remaining branches and work force. These actions could lead to losses on these assets or could adversely impact the carrying value of other long-lived assets and may lead to increased expenditures to renovate and reconfigure remaining branches or to otherwise reform our retail distribution channel. In addition, any changes in our branch network strategy could adversely impact our business, financial condition or operations if it results in the loss of customers or deposits which we rely on as a low cost and stable source of funds for our loans and operations.

We may suffer losses in our loan portfolio due to inadequate or faulty underwriting and loan collection practices.

There are risks inherent in any loan portfolio, which we attempt to address by adhering to specific underwriting and loan collection practices. Underwriting practices often include analysis of a borrower’s prior credit history; financial statements; tax returns; cash flow projections; valuation of collateral; personal guarantees of loans to businesses; and verification of liquid assets. If the underwriting process fails to capture accurate information or proves to be inadequate, we may incur losses on loans that appeared to meet our underwriting criteria, and those losses may exceed the amounts set aside as reserves in the allowance for credit losses. Loan collection resources may be expanded to meet increases in nonperforming loans resulting from economic downturns or to service any loans acquired, resulting in higher loan administration costs. We are also exposed to the risk of improper documentation of foreclosure proceedings that would also increase the cost of collection.

Our business is subject to interest rate risk, and changes in market interest rates may negatively affect our business, financial condition and results of operations.

Our primary source of income is net interest income, which is the difference between the interest income generated by interest-earning assets and the interest expense generated by interest-bearing liabilities. The level of net interest income is a function of the average balances of interest-earning assets and interest-bearing liabilities and the spread between the amounts of the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and the mix of interest-earning assets and interest-bearing liabilities which, in turn, are impacted by such external factors as the local economy, competition for loans and deposits, the monetary policy of the Federal Open Market Committee of the Federal Reserve Board of Governors (the “FOMC”) and market interest rates. Management is unable to predict these external factors, including the fluctuations of market interest rates, which are affected by many drivers, including inflation, recession, unemployment, monetary policy, domestic and international disorder, instability in domestic and foreign financial markets and investor and consumer demand.

Furthermore, movements in interest rates, the pace at which such movements occur and the volume and mix of our interest-bearing assets and liabilities influence the level of net interest income. The cost of customer deposits is largely based on short-term interest rates, the level of which is driven by the FOMC. However, the yields generated by long-term loans, such as single-family residential and multifamily mortgage loans, and securities are typically driven by longer-term (10 year) interest rates, which are set by the market and vary from day to day. Further, recent changes in the Federal Reserve’s purchase of assets, commonly known as “quantitative easing,” have created significant volatility in market interest rates and recent, rapid increases in federal benchmark rates and likely additional increases in such rates are creating additional uncertainty and making it more difficult for us to balance our loan and deposit portfolios.

For example, if the interest rates on interest-bearing liabilities increase at a faster pace than the interest rates on interest-earning assets, the result could be a reduction in our net interest income and with it, a reduction in earnings. The same could be true if interest rates on interest-earning assets decline faster than the rates on interest-bearing liabilities. Net interest income and earnings would be similarly impacted were the interest rates on interest-earning assets to decline more quickly than the interest rates on interest-bearing liabilities. In addition, changes in interest rates could affect the Bank’s ability to originate loans and attract and retain deposits; the fair values of its securities and other financial assets; the fair values of its liabilities; and the average lives of its loan and securities portfolios. Additionally, decreases in interest rates could lead to increased loan refinancing activity, which, in turn, would alter the balance of our interest-earning assets and impact net interest income. Increases in interest rates could reduce loan refinancing activity, which could result in compression of the spread between loan yields and more quickly rising funding rates.

We may also be exposed to movements in market rates to a degree not experienced by other financial institutions, as a result of our significant portfolio of fixed-rate single-family home loans, which are longer-term in nature than the customer accounts and borrowed money that constitute our liabilities.

Our liquidity may be adversely impacted by issues arising from certain industry deficiencies in foreclosure practices, including delays and challenges in the foreclosure process.

Foreclosure process issues and the potential legal and regulatory responses to them could negatively impact the process and timing to completion of foreclosures for residential mortgage lenders, including the Bank. Due to the COVID-19 emergency, certain states in which we do business enacted temporary stays on evictions and foreclosures or instituted a right to forbearance for homeowners experiencing financial hardship. Even before the adoption of these emergency policies, foreclosure timelines have increased in recent years due to, among other reasons, delays associated with the significant increase in the number of foreclosure cases as a result of economic downturns, additional consumer protection initiatives related to the foreclosure process and voluntary or mandatory programs intended to permit or require lenders to consider loan modifications or other alternatives to foreclosure. Should these stays or rights to forbearance continue, we may be limited in our ability to take timely possession of real estate assets collateralizing loans, which may increase our loan losses. Increases in the foreclosure timeline may also have an adverse effect on collateral values and our ability to minimize our losses.

The replacement of the LIBOR benchmark interest rate may have an impact on our business, financial condition or results of operations.

Certain loans made by us are made at variable rates that use LIBOR as a benchmark for establishing the interest rate. In addition, we also have investments and interest rate derivatives that reference LIBOR. On July 27, 2017, the United Kingdom’s Financial Conduct Authority (“FCA”) announced that it intended to stop persuading or compelling banks to submit LIBOR rates after 2021. On November 30, 2020, to facilitate an orderly LIBOR transition the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve jointly announced that entering into new contracts using LIBOR as a reference rate after December 31, 2021, would create a safety and soundness risk. On March 5, 2021, the FCA announced that all LIBOR settings will either cease to be provided by any administrator or no longer be representative immediately after December 31, 2021, in the case of 1-week and 2-month U.S. dollar LIBOR, and immediately after June 30, 2023, in the case of the remaining U.S. dollar LIBOR settings. In the United States, efforts to identify a set of alternative U.S. dollar reference interest rates are ongoing, and the Alternative Reference Rate Committee (“ARRC”) has recommended the use of a Secured Overnight Funding Rate (“SOFR”). SOFR is different from LIBOR in that it is a backward-looking secured rate rather than a forward looking unsecured rate. These differences could lead to a greater disconnect between the Bank’s costs to raise funds for SOFR as compared to LIBOR. For cash products and loans, the ARRC has also recommended Term SOFR, which is a forward looking SOFR based on

SOFR futures and may in part reduce differences between SOFR and LIBOR. To further reduce differences between replacement indices and substitute indices market practitioners have also gravitated towards credit sensitive rates, the leading among them being the Bloomberg Short-term Bank Yield Index (“BSBY”). The ARRC announced on October 21, 2020 that they are not well positioned to adjudicate the development of a credit sensitive rate and will not criticize firms solely for using reference rates other than SOFR, such as BSBY. The Company has prepared to originate new loans to customers based on SOFR, Term SOFR, BSBY, Prime and other indices but market acceptance or availability of these or other alternate reference rates remain uncertain. The implementation of a substitute index or indices for the calculation of interest rates under our loan agreements with our borrowers may incur significant expenses in effecting the transition, may result in reduced loan balances if borrowers do not accept the substitute index or indices, and may result in disputes or litigation with customers over the appropriateness or comparability to LIBOR of the substitute index or indices, which could have an adverse effect on our results of operations. These reforms may cause LIBOR to cease to exist, new methods of calculating LIBOR to be established or the establishment of multiple alternative reference rate(s). These consequences cannot be entirely predicted and could have an adverse impact on the market value for or value of LIBOR-linked securities, loans, and other financial obligations or extensions of credit held by or due to us.

Competitive Risks

Our ability to originate mortgage loans has been adversely affected by the increased competition resulting from the involvement of the U.S. Government, the Federal Reserve and Government-Sponsored Enterprises (“GSEs”) in the residential mortgage market.

Over the past few years, we have faced increased competition for mortgage loans due to the increased involvement of the GSEs in the mortgage market, which has caused interest rates for thirty year fixed-rate mortgage loans that conform to GSE guidelines to remain artificially low. Mortgage loan repayments on one-to-four family residential properties have been elevated, and it is possible that these mortgage loan repayments will outpace our loan production as a result of this competition, making it difficult for us to grow our mortgage loan portfolio and balance sheet, and having an adverse effect on our business.

The Bank faces strong competition from other financial institutions and new market participants, offering services similar to those offered by the Bank.

Many competitors, including fintech companies, offer the same types of loan and deposit services that the Company offers. These competitors include national and multinational banks, other regional banks, savings associations, community banks, credit unions and other financial intermediaries. In particular, our competitors include national banks and major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, recent technological breakthroughs have made it possible for other non-traditional competitors to enter the marketplace and compete for traditional banking services. Increased competition within our geographic market area may result in reduced loan originations and deposits. Ultimately, competition from current and future competitors may affect our business materially and adversely.

We may not be able to continue to grow organically or through acquisitions.

Historically, we have expanded through a combination of organic growth and acquisitions. If market and regulatory conditions change, we may be unable to grow organically or successfully compete for, complete, and integrate potential future acquisitions at the same pace as we have achieved in recent years, or at all. We have historically used our strong stock currency and capital resources to complete acquisitions. Downturns in the stock market and the market price of our stock, changes in our capital position, and changes in our regulatory standing could each have a negative impact on our ability to complete future acquisitions.

Security Ownership Risks

Our ability to pay dividends is subject to limitations that may affect our ability to continue to pay dividends to shareholders.

The Company is a separate legal entity from the bank subsidiary and does not have significant operations of its own. The availability of dividends from the Bank is limited by the Bank’s earnings and capital, as well as various statutes and regulations. It is possible, depending upon the financial condition of the Bank and other factors, that the Bank may not be able to pay dividends to the Company. If the Bank is unable to pay dividends to the Company, then we may not be able to pay dividends on our preferred or common stock to our shareholders. There are various federal law limitations on the extent to which the Bank can finance or otherwise supply funds to the Company through dividends and loans. These limitations include capital adequacy regulations and policies of its regulators generally and specifically the FDIC’s Prompt Corrective Action regulations, federal banking law requirements concerning the payment of dividends out of net profits or surplus, Sections 23A and 23B of the Federal Reserve Act and Regulation W governing transactions between an insured depository institution and its affiliates, as well as general federal regulatory oversight to prevent unsafe or unsound practices. If the Bank earnings are not sufficient to make dividend payments to us while maintaining adequate capital levels, then our liquidity may be affected and our stock price may be negatively affected by our inability to pay dividends, which will have an adverse impact on both the Company and our shareholders.

Our 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) ranks senior to our Common Stock, and we are prohibited from paying dividends on our common stock unless we have paid dividends on our Series A Preferred.

Shares of our Series A Preferred Stock rank senior to our Common stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series A Preferred Stock are entitled to receive, when, as, and if declared by our Board of Directors (or a duly authorized committee of our Board of Directors), out of assets legally available for the payment of dividends under Washington law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 4.875% per annum for each quarterly dividend period, beginning on April 15, 2021. If we do not or are unable to pay quarterly dividends on our Series A Preferred Stock, we may not pay a dividend to the holders of our Common Stock. Our stock price may be negatively affected by our inability to pay dividends, which will have an adverse impact on both the Company and our shareholders.

In addition, if we fail to pay, or declare and set apart for payment, dividends on our Series A Preferred Stock for six quarterly dividend periods, whether or not consecutive, the number of directors on our Board of Directors will automatically be increased by two, and the holders of shares of Series A Preferred Stock will have the right to elect two additional members of our Board of Directors (the “Preferred Stock Directors”) to fill such newly created directorships.

The market price for our Common Stock may be volatile.

The market price of our Common Stock could fluctuate substantially in the future in response to a number of factors, including those discussed below. The market price of our Common Stock has in the past fluctuated significantly. We expect to see additional volatility in the financial markets due to the uncertainty caused by the continuing COVID-19 pandemic, disruption in global supply chains, uncertainty over the U.S. government debt ceiling and changing Federal Reserve policy. Some additional factors that may cause the price of our common stock to fluctuate include:

•general conditions in the financial markets and real estate markets.

•macro-economic and political conditions in the U. S. and the financial markets generally (including the effects of the COVID-19 pandemic).
•variations in the operating results of the Company and our competitors.
•events affecting other companies that the market deems comparable to the Company.
•changes in securities analysts’ estimates of our future performance and the future performance of our competitors.
•announcements by the Company or our competitors of mergers, acquisitions and strategic partnerships.
•additions or departure of key personnel.
•the presence or absence of short selling of the Company’s Common Stock.
•future sales by us of our Common Stock or debt securities.

The stock markets in general have experienced substantial price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations are expected to continue for the near future, and may adversely affect the trading price of our Common Stock.

There may be future sales or other dilution of the Company’s equity, which may adversely affect the market price of our common stock or depositary shares.

We are not restricted from issuing additional shares of common stock, preferred stock, or securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or preferred stock. Our Board of Directors is authorized to cause Washington Federal to issue one or more classes or series of preferred stock junior to our Series A Preferred Stock from time to time without any action on the part of our shareholders, and our Board of Directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over the Common Stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. Although the approval of holders of depositary shares representing interests in the Series A Preferred Stock will be needed to issue any equity security ranking above the Series A Preferred Stock, if we were to issue preferred stock in the future that has preference over the Series A Preferred Stock with respect to the payment of dividends or upon liquidation, or if we were to issue preferred stock with voting rights that dilute the voting power of the Series A Preferred Stock or depositary shares, the rights of holders of the depositary shares or the market price of the depositary shares could be adversely affected.

The issuance of any additional shares of common or of preferred stock or convertible securities or the exercise of such securities could be substantially dilutive to existing shareholders. For instance, exercise of the warrant issued to the U.S. Treasury in connection with our participation in the Capital Purchase Program diluted the value of our Common Stock. We may also elect to use Common Stock to fund new acquisitions, which will dilute existing shareholders. Holders of our Common Stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.

We rely, in part, on external financing to fund our operations and the unavailability of such funding in the future could adversely impact our growth and prospects.

We rely on customer deposits, advances from the FHLB and other borrowings to fund our operations. Management has historically been able to replace maturing deposits, if desired; however, we may not be able to replace such funds at any given point in time if our financial condition or market conditions change or if the cost of doing so might adversely affect our business, financial condition and results of operations.

Although we consider current sources of funds adequate for our liquidity needs, we may seek additional debt in the future to achieve our long-term business objectives. Such borrowings, if sought, may not be available to us or, if available, may not be on favorable terms. If additional financing sources are unavailable or are not available on reasonable terms, our business, financial condition and results of operations may be adversely affected.

A person holding our Common Stock could have the voting power of their shares of Common Stock on all matters significantly reduced under Washington’s anti-takeover statutes, if the person acquires 10% or more of the voting stock of the Company.

We are incorporated in the state of Washington and subject to Washington state law. Some provisions of Washington state law could interfere with or restrict takeover bids or other change-in-control events affecting us. For example, Chapter 23B.19 of the Washington Business Corporation Act, with limited exceptions, prohibits a “target corporation” from engaging in specified “significant business transactions” for a period of five years after the share acquisition by an acquiring person, unless:

•the prohibited transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the acquiring person’s share acquisition; or
•the prohibited transaction was both approved by the majority of the members of the target corporation’s board and authorized at a shareholder meeting by at least two-thirds of the outstanding voting shares (excluding the acquiring person’s shares) at or subsequent to the acquiring person’s share acquisition. An acquiring person is defined as a person or group of persons that beneficially own 10% or more of the voting securities of the target corporation. Such prohibited transactions include, among other things;
•certain mergers, or consolidations with, disposition of assets to, or issuances of stock to or redemption of stock from, the acquiring person;
•termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares;
•allowing the acquiring person to receive any disproportionate benefit as a shareholder; and
•liquidating or dissolving the target corporation.

After the five-year period, certain “significant business transactions” are permitted, if they comply with certain “fair price” provisions of the statute or are approved by a majority of the outstanding shares other than those of which the acquiring person has beneficial ownership. As a Washington corporation, the Company is not permitted to “opt out” of this statute.

The Company’s business or the value of its common shares could be negatively affected as a result of actions by activist shareholders.

The Company values constructive input from shareholders and our Board of Directors and management team are committed to acting in the best interests of all of the Company’s shareholders. Activist shareholders who disagree with the composition of the Board of Directors, the Company’s strategic direction, or the way the Company is managed may seek to effect change through various strategies that range from private engagement to public filings, proxy contests, efforts to force transactions not supported by the Board of Directors, and litigation. Responding to some of these actions can be costly and time-consuming, may disrupt the Company’s operations and divert the attention of the Board of Directors and management. Such activities could interfere with the Company’s ability to execute its strategic plan and to attract and retain qualified executive leadership. The perceived uncertainty as to the Company’s future direction resulting from activist strategies could also affect the market price and volatility of the Company’s common shares.

Plan Specific Risks
Issuance of additional shares of Common Stock could dilute or depress the value of your shares of the Company’s Common Stock.

Sales of additional shares of stock, or the perception that shares may be sold, could negatively affect the market price of the Company’s Common Stock. The issuance of additional shares also could dilute the percentage ownership interest and corresponding voting power of the prior shareholders.
Participants are subject to the risk of market fluctuations because they will not have the ability to direct the price or timing of purchases under the Plan.

You do not have control or authority to direct the price or time at which Common Stock is purchased or sold for Plan accounts. Therefore, you bear the market risk associated with fluctuations in the price of Common Stock.

DIVIDEND REINVESTMENT PLAN
The provisions of the Plan in effect on and after the date hereof are presented in the following questions and answers. Those holders of Common Stock who do not wish to participate in the Plan will continue to receive cash dividends, if and when declared, by check.
Purpose
1.What is the purpose of the Plan?
The purpose of the Plan is to provide record owners of Common Stock with a simple and convenient way of investing cash dividends in shares of Common Stock, all without payment of any brokerage commissions, service charges or other expenses. To the extent such shares are to be purchased from the Company, the Company will also receive additional funds to finance the continuing operations of the Company and its subsidiaries. The Plan offers eligible holders an opportunity to invest conveniently for the long-term. The Plan is not intended to provide a mechanism for generating short-term profits or engaging in other strategies involving rapid turnover of shares or proliferation of accounts. The Company accordingly reserves the right to refuse to allow participation in the Plan and/or to modify, suspend or terminate participation by otherwise eligible record owners who engage in, or who the Company believes may engage in, such practices or other practices deemed by the Company to be inconsistent with the purposes of the Plan or detrimental to the Plan or other participants.
Advantages
2.What are the advantages of the Plan?
Participants in the Plan may:
•Reinvest all or part of their dividends on shares of Common Stock automatically.
•Avoid charges for brokerage commissions or fees on all investments under the Plan.
•Invest the full amount of all dividends since the Plan allows fractions of a share to be held under the Plan.
•Avoid cumbersome safekeeping requirements through free custodial services under the Plan.
•Avoid inconvenience and expense of recordkeeping through the free reporting provisions of the Plan.

Disadvantages
3.What are the disadvantages of the Plan?
A participant will have no control over the prices at which shares are purchased or sold for his or her account, because:
•purchases for the participant’s account will be made during periods prescribed under the Plan. See Questions 10 through 12; and
•participants cannot designate a specific price or a specific date at which to sell shares or select the broker through which sales will be made. See Question 19.
Therefore, the participant will bear the risk of fluctuations in the market price of the Company’s Common Stock. See “Risk Factors.”
Participation
4.Who is eligible to participate?
All record owners of Common Stock are eligible to participate in the Plan. Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker or nominee) must become owners of record by having the number of shares as to which they wish to participate transferred into their names. Shareholders can participate with respect to all or less than all of their shares.
5.How does an eligible shareholder become a participant?
An eligible shareholder may enroll in the Plan at any time by logging into his, her or its account at https://investor.broadridge.com and selecting “Dividend Options”. Shareholders may also enroll in the Plan by submitting an enrollment form to the Administrator, Broadridge Corporate Issuer Solutions, at the address listed below. An enrollment form can be obtained through the Administrator’s website http://shareholder.broadridge.com or by calling Customer Service at 1-866-321-8022.

Written Inquiries:	Overnight Mail:
Broadridge Corporate Issuer Solutions, Inc.	Broadridge Corporate Issuer Solutions, Inc.
PO Box 1342	Attention: IWS
Brentwood, NY 11717-0718	1155 Long Island Avenue
Edgewood, NY 11717-8309

6.When may a shareholder join the Plan?
An eligible shareholder may join the Plan at any time. If an Enrollment Form specifying reinvestment of dividends is received by the Administrator at least five (5) days before the record date for a dividend payment, reinvestment will commence with that dividend payment. If the Enrollment Form is not received at least five (5) days prior to the record date or after a dividend record date, the reinvestment of dividends through the Plan will begin with the dividend payment following the next record date. The record date for determining shareholders who will receive dividends normally precedes the dividend payment date by two or three weeks. Dividend payment dates ordinarily are the first or second Friday of the last month in the quarter.
7.What does the Enrollment Form provide?
By marking the appropriate spaces on the Enrollment Form you may choose among the following investment options:

•To reinvest automatically cash dividends on all shares registered in your name.
•To reinvest automatically cash dividends on less that all of the shares registered in your name (a specified number of whole shares) and continue to receive cash dividends on the remaining shares.
•To deposit certificates for Common Stock with the Administrator as explained under Question 16.
Dividends on all shares purchased for your account under the Plan will be reinvested automatically in additional shares of Common Stock.
8.May a participant change his or her elections after enrollment?
Yes, you may change your investment option at any time by logging into your account at https://investor.broadridge.com and selecting “Dividend Options”. You may also change your election by submitting an enrollment form to the Administrator. An enrollment form can be obtained through the Administrator’s website http://shareholder.broadridge.com or by calling Customer Service at 1-866-321-8022. If you elect to participate through the reinvestment of dividends but later decide to reduce the number of shares on which dividends are being reinvested, an Enrollment Form indicating a change of options must be received by the Administrator at least five (5) days prior to a particular dividend record date in order to stop any unwanted reinvestment of dividends paid on that dividend payment date. If you want to terminate your participation in the Plan, see Question 21.
9.Who administers the Plan?
Broadridge Corporate Issuer Solutions, acting as “Administrator” administers the Plan for participants, keeps records, sends statements of account to participants and performs other duties relating to the Plan. Shares purchased under the Plan will be registered in the name of the Administrator or its nominee as agent for the Company in the Plan.
The Administrator can be contacted at any time at:
Website: http://shareholder.broadridge.com
Phone Number: 1-866-321-8022
Email Address: shareholder@broadridge.com

Written Inquiries:	Overnight Mail:
Broadridge Corporate Issuer Solutions, Inc.	Broadridge Corporate Issuer Solutions, Inc.
PO Box 1342	Attention: IWS
Brentwood, NY 11717-0718	1155 Long Island Avenue
Edgewood, NY 11717-8309

The Administrator may at any time (1) resign by giving written notice to the Company, or (2) be removed by the Company. In the event a vacancy occurs in the office of Administrator, the Company shall appoint a successor Administrator, which may be the Company or one of its subsidiaries.
Purchases
10.How many shares of Common Stock will be purchased for participants and what is the source of shares purchased under the Plan?
If you become a participant in the Plan, the number of shares purchased for you will depend on the amount of your dividends and market prices of the Common Stock. The number of shares purchased for your account, including fractions computed to four decimal places, will be equal to the total amount to be invested by you divided by the purchase price per share. See Question 12.
Shares purchased under the Plan will be, at the Company’s discretion, either newly issued shares, shares of treasury stock held by the Company, shares purchased in privately negotiated transactions or shares purchased for Plan participants in the open market or a combination of the foregoing. Newly issued shares and treasury shares will be purchased directly from the Company. The decision to purchase shares for Plan participants in the open market will be made by the Company based upon general market conditions, the relationship between purchase price and book value per share, regulatory regulations and other factors.
Shares purchased under the Plan in the open market will be purchased by the Administrator through an independent broker-dealer. The Company may appoint a different entity to conduct such purchases without notifying Plan participants.
11.When will shares of Common Stock be purchased under the Plan?
When shares are purchased from the Company, purchases will be made on the dividend payment date with dividends paid on that dividend payment date.
When shares are purchased in the open market, the Administrator will use dividends paid on a dividend payment date to purchase shares in the open market as soon as practical and within thirty (30) days after that dividend payment date, unless a longer period is necessary or advisable because of federal securities laws or market conditions. Such open market purchases may be made on any securities exchange where shares of the Common Stock are traded, in the over-the-counter market or in negotiated transactions and may be subject to such terms with respect to price, delivery, and other matters as the Administrator may agree to.
12.At what price will shares of Common Stock be purchased under the Plan?
Common stock will be purchased under the Plan from the Company at a price per share equal to the closing price as reported on the NASDAQ Global Select Market on the trading day prior to the dividend payment date; or, if trading is halted or suspended, on the day preceding the payment date or, if publication of the closing price of the Common Stock on the day preceding the payment date does not take place or contains a reporting error, the purchase price of shares purchased from the Company shall be determined by the Company on the basis of such market quotations as it shall deem appropriate.
The price to a Plan Participant of shares purchased in the open market under the Plan will be the weighted average price of common stock purchased in the open market for all Plan participants in respect of a particular dividend payment.
13.Will purchases ever be suspended under the Plan?
On occasion, purchases of shares under the Plan may be temporarily suspended for legal reasons. Neither the Company nor the Administrator shall be held accountable for any such suspension. In the event of an account suspension you will receive a notice from the Administrator under the Plan.
Reports to Participants
14.What reports will be sent to participants in the Plan?
As soon as practicable after each purchase you will receive a statement of your account showing amounts invested, purchase prices, shares purchased and other information for the year-to-date. THIS STATEMENT WILL PROVIDE A RECORD OF THE COST OF PURCHASES UNDER THE PLAN AND SHOULD BE RETAINED FOR TAX PURPOSES. In addition, you will receive copies of the same communications sent to every other holder of Common Stock, including the Company’s annual and quarterly reports to shareholders, proxy statements and information for income tax reporting purposes.
Dividends
15.Will participants be credited with dividends on shares held in their accounts under the Plan?
The Administrator will receive dividends on shares held in their accounts under the Plan (less the amount of any tax withheld) for all Plan shares held on the dividend record date and credit them to participants’ accounts on the basis of full shares and fractions of a share credited to those accounts on that record date. Such dividends received will be reinvested automatically in additional shares of Common Stock as a dividend reinvestment.
Certificates
16.Will certificates be issued for shares of Common Stock purchased under the Plan?
Certificates for shares of Common Stock purchased under the Plan will not be issued to you. The Company intends to transition to uncertificated shares for all of its Common Stock, whether such shares are issues pursuant to the Dividend Reinvestment Plan or otherwise. All shares credited to your account under the Plan will be issued to the Administrator or its nominee, as agent for the Company. The number of shares credited to your account will be shown on your statement of account. This convenience protects against loss, theft or destruction of stock certificates, permits ownership of fractional shares and reduces the costs to be borne by the Company.
Any number of whole shares credited to your account under the Plan will be transferred from the Administrator to a stock account of your choice on your written request, and such shares will be withdrawn from your account. Your written request should be mailed to the Administrator. Any remaining full shares and fraction of a share will continue to be credited to your account. If you have authorized the reinvestment of dividends on all shares registered in your name, dividends on shares issued to a stock account of your choice will continue to be reinvested. Otherwise, dividend reinvestment will continue with respect to the number of shares registered in your name specified for dividend reinvestment on your Enrollment Form.
Shares credited to your Plan account may not be pledged. If you wish to pledge the whole shares credited to your account, you must request that those shares be issued in your name.
Accounts under the Plan are maintained in the name in which your certificates are registered at the time you entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued to you.
17.May certificates for shares of Common Stock be deposited with the Administrator?
A participant who holds Common Stock may contact the Administrator at the address set forth under Question 5 and have them registered in the name of the Administrator or its nominee. The method of delivery of your certificates, if any, is at your election and at your risk. The Company recommends that certificates be sent by registered mail. Your certificates may be sent to the Administrator when you join the Plan by enclosing your certificates with the Enrollment Form. If you are already a participant in the Plan and wish to have your certificates held by the Administrator, you should mail the certificates to the Administrator together with the completed form which is included with your quarterly statement of account. Additional Enrollment Forms can be obtained through the Administrator’s website, http://shareholder.broadridge.com, or by calling Customer Service at 1-866-321-8022. Dividends on all shares represented by certificates deposited with the Administrator will be reinvested automatically in additional shares of Common Stock pursuant to the Plan.
18.How can shares of Common Stock be sold?
You can sell all or part of your shares of Common Stock held by the Plan in either of two ways. First, you or your broker may request the Administrator electronically transfer the number of whole shares you want to sell through the DRS Profile System and arrange for the sale of these shares through a broker-dealer of your choice.

Alternatively, you may request that the Administrator sell for you some or all of your shares held by the Plan. The Administrator will sell your shares for you through broker-dealers selected by the Administrator in its sole discretion.
If you request that the Administrator arrange for the sale of your shares, you will be charged a handling fee by the Administrator and a commission by the broker-dealer selected by the Administrator which will be deducted from the cash proceeds paid to you. The amount of the commission will vary depending on the broker-dealer selected and other factors. The handling fee charged by the Administrator is currently $15.00 per batch order transaction and $0.10 per share, subject to change. Participants should contact the Administrator at the phone number listed in the response to Question 9 to verify the Administrator’s handling fee before requesting a sale of shares through the Plan.
Shares being sold by you may be aggregated with those of other Plan participants who have requested sales. In that event, you will receive proceeds based on the average sales price of all shares sold, less your pro rata share of brokerage commissions, service charges and any applicable taxes.
19.When will shares of Common Stock be sold?
The Administrator will generally arrange for sales of Plan shares at least weekly and as often as daily. Payment will be made by check and mailed to the participant’s address of record as soon as practicable after the settlement date of the sale or remitted via ACH. You may also process your request online at or by phone at http://shareholder.broadridge.com or by phone at (844) 388-9273. As an added security measure, the Administrator may apply a five (5) business day hold period to the initial association of banking account information to investor accounts as well as changes made to established direct deposit or direct debit instructions. This hold period is a method of preventing unauthorized transactions. The optional investment will be made by the independent purchasing agent and will occur within five (5) business days after receiving.
Costs to Participants
20.Are there any expenses to participants in connection with purchases under the Plan?
Participants will incur no brokerage commissions or service charges for purchases made under the Plan. All costs of administration to the Plan will be paid by the Company. There are no brokerage fees on newly issued shares purchased from the Company for your account. Brokerage fees on shares purchased on the open market will be paid by the Company, and, for tax purposes, these fees will be considered additional dividend income to you
However, participants may incur costs in connection with sales of shares. See Questions 18 and 19. If you request that the Administrator arrange a sale of shares held by the Plan for you, all fees will be deducted from the proceeds of the sale (see Question 18). If the net proceeds from any sale of shares of Common Stock are insufficient to satisfy the balance of the collected amounts, the Administrator may arrange for sales of additional shares from your account as necessary to satisfy the uncollected balance.
Participants may also incur tax liability as a result of payment by the Company of expenses in connection with open market purchases of shares for Plan participants, as explained under Question 21.
Termination of Participation
21.How does a participant terminate participation in the Plan?
You may at any time terminate your participation in the Plan by notifying the Administrator in writing.
If your notice of termination is received on or after the record date for the next dividend, that dividend will be reinvested for your account, but all subsequent dividends on those shares will be paid to you.

If you terminate your participation in the Plan or if the Company terminates the Plan, whole shares credited to your account under the Plan will be transferred to a stock account of your choice according to your instructions and a cash payment will be made for a fraction of a share. The cash payment will be based on the last sale price of the Company’s Common Stock reported on the NASDAQ Global Select Market on the day the notice of termination is received by the Administrator or on the next day on which the NASDAQ Global Select Market is open if it is closed when the notice is received.
22.Can the Company suspend, modify or discontinue the Plan?
The Board of Directors of the Company reserves the right to amend, suspend, modify or terminate the Plan at any time, including, but not limited to, the right to modify the fees and commissions charged to participants. Notice of any such amendment, suspension, major modification or termination of the Plan would be provided to all participants. Upon termination of the Plan, the Administrator will send you a statement evidencing electronically issued shares credited to your account for whole share in the Plan held in your account at the time of termination and a check for the cash value of any fractional shares in the Plan held at such time.
Other Information
23.What are the federal income tax consequences of participation in the Plan?
Under Internal Revenue Service rulings in connection with similar plans, dividends which you reinvest in additional shares of Common Stock under the Plan will be treated for federal income tax purposes as having been received by you in the form of a taxable stock distribution rather than as a cash dividend. Under these rulings, an amount equal to the fair market value on the dividend payment date of shares acquired from the Company with reinvested dividends on that date will be treated as a dividend paid to you which must be included in your gross income. When the Administrator purchases shares for your Plan account in the open market with reinvested dividends, you must include in gross income a dividend equal to the actual price paid by the Administrator for those shares.
The Internal Revenue Service has issued a letter ruling which held that brokerage commissions and service charges paid by a corporation in connection with the open market purchases of shares pursuant to a dividend reinvestment plan are includible in the gross income of participants in that plan. To the extent that ruling is a correct interpretation of the law and applicable to the Plan, when shares are purchased for your Plan account in the open market, you must include in your gross income a dividend equal to that portion of any brokerage commissions and service charges paid by the Company which are attributable to the purchase of such shares. Any such service charges included in income would be deductible by participants who itemize deductions, subject to applicable limitations.
You will not realize any taxable income when you receive certificates for whole shares credited to your account, either upon your request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize tax gain or loss (which, for most participants, will be capital gain or loss) when whole shares acquired under the Plan are sold or exchanged. You also will recognize gain or loss when you receive a cash payment for a fractional share credited to your account. The amount of such gain or loss will be the difference between the amount which you receive for your shares or fractional share and the tax basis thereof.
Under the rulings referred to above, the tax basis of shares acquired from the Company under the Plan by reinvestment of dividends will be equal to the fair market value of the shares on the dividend payment date on which the shares are purchased for your Plan account. The tax basis of shares acquired by the Administrator in the open market with reinvested dividends will be the purchase price thereof paid by the Administrator plus an allocable share of any brokerage commissions paid by the Company. The holding period of shares of Common Stock acquired under the Plan will begin on the day following the date as of which the shares are purchased for you.
If your dividends become subject to the backup withholding tax of the tax laws, dividends reinvested for you under the Plan will be reduced by the amount of tax required to be withheld.

The foregoing is only an outline of the Company’s understanding of some of the applicable federal tax provisions. For further information as to the tax consequences of participation in the Plan, including state, local and foreign tax consequences and any future changes in applicable law or interpretations thereof, you should consult with your own tax advisors.
24.What happens if a participant sells a portion of the shares of Common Stock registered in the participant’s name?
If you have authorized the reinvestment of dividends on all shares registered in your name and then dispose of a portion of those shares, the dividends on the remaining shares will continue to be reinvested.
If you have authorized the reinvestment of dividends on part of the shares registered in your name and then dispose of a portion of those shares, the dividends on the lesser of (1) the shares with respect to which reinvestment of dividends was originally authorized, or (2) all of the remaining shares, will continue to be reinvested.
25.What happens when a participant sells or transfers all of the shares registered in his or her name?
If you dispose of all shares registered in your name with respect to which you participate in the Plan, the dividends on the shares credited to your account under the Plan will continue to be reinvested until the Administrator is otherwise notified.
26.What happens if the Company issues a stock dividend or declares a stock split?
Any stock dividends or split shares distributed by the Company on shares of Common Stock credited to your account under the Plan will be added to your account. Stock dividends or split shares distributed on shares of Common Stock registered in your name will be distributed to you in the same manner as to shareholders who are not participants in the Plan.
27.How will a participant’s shares be voted at meetings of shareholders?
You will receive a proxy indicating the total number of your shares of Common Stock, including shares of Common Stock registered in your name and shares of Common Stock credited to your account under the Plan.
If your proxy is returned properly signed and marked for voting, all the shares covered by the proxy--those registered in your name and those credited to your account under the Plan--will be voted as marked.
If your proxy is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any item thereon, all of your shares--those registered in your name and those credited to your account under the Plan--will be voted in accordance with the recommendations of the board of directors of the Company. If the proxy is not returned, or if it is returned unsigned or improperly signed, your shares may be voted only if you vote in person.
28.What is the responsibility of the Company and the Administrator under the Plan?
Neither the Company nor the Administrator, in administering the Plan, will be liable for any act done in good faith, or for any good faith omissions to act, including, without limitation, any claims of liability arising out of failure to terminate a participant’s account upon the participant’s death prior to receipt of notice in writing of the death.
Neither the Company nor the Administrator can assure any participant of a profit or protect any participant against a loss on the shares purchased by him or her under the Plan.
29.Who regulates and interprets the Plan?
The Company reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

DESCRIPTION OF COMMON STOCK

The following summary of the Company’s capital stock is based on and qualified by our Restated Articles of Incorporation, as amended (“Articles”) and our Amended and Restated Bylaws (“Bylaws”). For a complete description of the terms and provisions of our capital stock, including our Common Stock and 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), please refer to our Articles and Bylaws as filed from time to time with our periodic reports, and the applicable provisions of the Washington Business Corporation Act, Title 238 of the Revised Code of Washington. No shares of Series A Preferred Stock are being offered pursuant to this Prospectus. The Series A Preferred Stock is described herein solely to the extent its rights and preferences impact the Common Stock.
Authorized Shares
Our Articles authorize the issuance of up to 300,000,000 shares of Common Stock, par value $1.00 per share (“Common Stock”) and 5,000,000 shares of serial preferred stock, $1.00 par value per share (the “Preferred Stock”), of which 300,000 shares, $1.00 par value per share, have been designated as 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A Preferred Stock (“Series A Preferred Stock”). The Series A Preferred Stock was issued in the form of depositary shares (“Depositary Shares”), each representing a 1/40th interest in a share of Series A Preferred Stock. The rights, preferences, privileges and restrictions of the remaining undesignated Preferred Stock may be established from time to time by our Board of Directors, including:
•the designation of the series;
•the number of shares constituting the series;
•dividend rights;
•conversion or exchange rights; and
•the terms of redemption and liquidation preferences.
As of December 21, 2022, the Company had 65,387,685 shares of Common Stock and 12,000,000 Depositary Shares, representing 300,000 Shares of Series A Preferred Stock, outstanding. All outstanding shares of our Common Stock are fully paid and nonassessable. Shares of our Common Stock are not redeemable. Holders of our Common Stock are not, and will not be, subject to any liability as shareholders.
Series A Preferred Stock
The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock, including the Series A Preferred Stock.
Shares of the Series A Preferred Stock will rank, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up, respectively: (i) senior to our Common Stock and any other class or series of shares we may issue in the future ranking junior to the Series A Preferred Stock; (ii) junior to any of our existing and future indebtedness and (iii) at least equally with each other series of Preferred Stock we may issue if provided for in the certificate of designations relating to such preferred stock or otherwise (except for any senior stock that may be issued with the requisite consent of the holders of the Series A Preferred Stock and all other parity stock, if any). The Series A Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of Washington Federal. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of Washington Federal to redeem or repurchase the Series A Preferred Stock. The Series A Preferred Stock represents non-withdrawable capital, will not be an account of an insurable type, and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

Voting Rights
Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders, other than the election of directors. At each election of directors every shareholder entitled to vote has the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected. A shareholder may also cumulate his or her votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of his or her shares shall equal, or by distributing such votes on the same principle among any number of candidates. Holders of Common Stock may act by unanimous written consent.
Except as set forth below, the holders of the Series A Preferred Stock will have no voting rights.
Right to Elect Two Directors upon Nonpayment. If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six quarterly dividend periods, whether or not consecutive (a “Nonpayment Event”), the number of directors on our Board of Directors shall automatically be increased by two. The holders of shares of Series A Preferred Stock shall have the right, together with holders of any other equally ranked series of preferred stock that have similar voting rights, if any (“Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, by a plurality of the votes cast, to elect two additional members of our Board of Directors (the “Preferred Stock Directors”) to fill such newly created directorships. Our Board of Directors shall at no time include more than two Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to voting rights. When dividends have been paid in full on the Series A Preferred Stock for at least four consecutive quarterly dividend periods, then the right of the holders of Preferred Stock to elect the Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of holders of the Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors have terminated, the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors shall automatically be reduced accordingly.
In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends), and the terms of any additional directors elected by the holders of Series A Preferred Stock and Voting Parity Stock, shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of Voting Parity Stock have similarly terminated.
Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote separately for the election of directors as a class, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities. A company holding 25% or more of that class, or less if it otherwise has the power to directly or indirectly exercise a “controlling influence” over our management or policies, will be required to obtain the prior approval of the Federal Reserve and be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”). In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that class. Any other person (other than a bank holding company) will generally be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that class.
Other Voting Rights. So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock, voting separately as a class, shall be required to:

•authorize or increase the authorized amount of, or issue shares of, any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

•amend the provisions of our Articles (including the certificate of designations creating the Series A Preferred Stock) so as to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of Washington Federal will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock; or
•consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or our consolidation with or into another entity unless (i) the shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which Washington Federal is not the surviving or resulting entity, are converted into or exchanged for preference securities of the new surviving or resulting entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed.
Voting Rights under Washington Law
Washington law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our Articles that would increase the aggregate number of authorized shares of such class, effect an exchange or reclassification of the preferred shares into another class or series, or alter or change the rights, preferences, or limitations of the shares of such class, so as to affect them adversely. If any such proposed amendment would alter or change the rights, preferences or limitations of one or more series of preferred stock so as to affect them adversely but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our Articles.

Dividend Rights
The ability of the Company to pay dividends in the future is subject to bank regulatory requirements, including (but not limited to) capital adequacy regulations and policies established by the Federal Reserve. Dividends will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy regulations and policies of the Federal Reserve.
Holders of Common Stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the Board of Directors out of funds legally available for that purpose. If we do not or are unable to pay quarterly dividends on our Series A Preferred Stock, we may not pay a dividend to the holders of our Common Stock. More specifically, so long as any share of Series A Preferred Stock remains outstanding:
1)No dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan),

2)No shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or (v) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), and
3)No shares of parity stock, if any, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us), during a dividend period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock, if any, (ii) as a result of a reclassification of parity stock for or into other parity stock, (iii) the exchange or conversion of parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, or (v) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment. Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our Board of Directors or a duly authorized committee of our Board of Directors, may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.
As used in this Prospectus, “junior stock” means our common stock and any other class or series of stock of Washington Federal hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of Washington Federal; “parity stock” means any other class or series of stock of Washington Federal that ranks on a parity with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of Washington Federal. As of the date of this prospectus supplement, there are no shares of parity stock outstanding. “Senior stock” means any other class or series of stock of Washington Federal ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Washington Federal.
Holders of Series A Preferred Stock will be entitled to receive, when, as, and if declared by our Board of Directors or a duly authorized committee of our Board of Directors, out of assets legally available for the payment of dividends under Washington law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 4.875% per annum for each quarterly dividend period from the original issue date of the depositary shares through the redemption date of the Series A Preferred Stock, if any. Dividends on the Series A Preferred Stock are not cumulative or mandatory. If our Board of Directors or a duly authorized committee of our Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board of Directors or a duly authorized committee of our Board of Directors declares a dividend on the Series A Preferred Stock for any future dividend period.

No Preemptive Rights
Holders of neither our Common Stock or our Series A Preferred Stock have any preemptive rights to subscribe for any additional securities of any class that we may issue, or any conversion, redemption or sinking fund rights.
Liquidation Rights
In the event of a liquidation, dissolution or winding up of our Company, after payment of the liquidation preference to any holder of Series A Preferred Stock, the holders of Common Stock are entitled to share in our assets remaining after the payment of liabilities.
In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series A Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends before we make any distribution of assets to the holders of our Common Stock or any other class or series of shares ranking junior to the Series A Preferred Stock. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and parity stock, if any, the holders of our junior stock shall be entitled to receive all remaining assets of Washington Federal according to their respective rights and preferences. For purposes of this section, the merger or consolidation of Washington Federal with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Washington Federal for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of Washington Federal.
Repurchase or Redemption
So long as any Series A Preferred Stock is outstanding, unless full dividends for the preceding quarter have been paid in full (or declared and a sum sufficient for the dividend set aside for payment), no shares of Common Stock may be repurchased or redeemed or otherwise acquired for consideration by the corporation, nor may any funds be paid to or made available for a sinking fund for the redemption of any shares of Common Stock (other than for purchases, redemptions or repurchases in connection with any employment contract, benefit plan or other similar arrangement for the benefit of employees, officers directors or consultants).
The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. We may redeem the Series A Preferred Stock at our option, subject to regulatory approval, in whole or in part, from time to time, on any dividend payment date on or after April 15, 2026, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period to, but excluding, the redemption date. Neither the holders of Series A Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series A Preferred Stock. Subject to regulatory approval by the Federal Reserve, we may also redeem shares of the Series A Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to, but excluding, the redemption date. A “regulatory capital treatment event” means the good faith determination by Washington Federal that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock; (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series A Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that Washington Federal will not be entitled to treat the full liquidation value of the shares of Series A Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the Federal Reserve’s capital adequacy regulations and policies (or, as and if applicable, the capital adequacy regulations and policies of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding. Dividends will cease to accrue on those shares on the redemption date. Notwithstanding the foregoing, Washington Federal may not redeem shares of the Series A Preferred Stock without having received the prior approval of the appropriate federal banking agency, if then required under capital rules applicable to Washington Federal.
Under the Federal Reserve’s current capital adequacy regulations applicable to bank holding companies, any redemption of the Series A Preferred Stock is subject to prior approval by the Federal Reserve and Washington Federal must either replace the shares to be redeemed with an equal amount of Tier 1 capital instruments or demonstrate to the Federal Reserve that Washington Federal will continue to hold capital commensurate with its risk. Any redemption of the Series A Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital adequacy regulations and policies of the Federal Reserve applicable to redemption of the Series A Preferred Stock.
Neither the holders of the Series A Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series A Preferred Stock, nor should such holders expect us to redeem the Series A Preferred Stock or the depositary shares on the date the Series A Preferred Stock becomes redeemable or at any time thereafter.
Listing
Our Common Stock trades on the Nasdaq Global Select Market under the symbol “WAFD”.
Anti-Takeover Effects
The provisions of our Articles, Bylaws, and Washington law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.
Authorized Shares
Our Articles authorize the issuance of 300,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. These shares of Common Stock and Preferred Stock provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board of Directors has the power to the extent consistent with its fiduciary duty to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.
Board of Directors
Except with respect to any directors who may be elected by any series of Preferred Stock, our Board of Directors is divided into three classes, each of which contains approximately one-third of the members of the Board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors, together with the provisions in our Articles described below that limit the ability of shareholders to remove directors and that permit only the remaining directors to fill any vacancies on the Board of Directors, have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.
Our Articles provides that the size of the Board shall be set in accordance with the Bylaws. Under our Bylaws, the number of directors may at any time be increased or decreased by a vote of the majority of the Board of Directors, provided that the number of directors may not be less than five nor more than fifteen. In accordance with the Bylaws, the number of directors is currently set at twelve. The Bylaws provide that any vacancy occurring in the Board of Directors, including as a result of an increase in the number of directors, may be filled, by a vote of a majority of the directors then in office, even if such majority is less than a quorum, for the unexpired term of such director’s predecessor in office. The classified board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of incumbent members of the Board. The Articles further provide that a director may be removed from the Board of Directors prior to the expiration of the director’s term only with cause and only by a majority of the total votes eligible to be cast thereon, provided that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.
Special Meetings and Action by Written Consent
Our Bylaws provide that special meetings of shareholders may be called only by our chairman, the president or a majority of the Board of Directors. Shareholders are not permitted to call special meetings. This provision prevents shareholders from forcing consideration of a proposal between annual meetings over the opposition of the chairman, the president and the board by calling a special meeting of the shareholders. In addition, any action taken by written consent of our shareholders must, under Washington law, receive the consent of all shareholders.
Amendment of Articles of Incorporation and Bylaws
Generally, amendments to our Articles must be approved by our Board of Directors by a majority vote of the Board and by our shareholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment. Our Bylaws may be amended by a majority vote of our Board of Directors, or by a majority vote of the total votes entitled to vote generally at an annual meeting or special meeting of the shareholders.
Shareholder Nominations and Proposals
Our Bylaws generally require a shareholder who intends to raise new business or nominate a candidate for election to the Board of Directors to give written notice no later than 90 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of shareholders. The notice provision requires a shareholder who desires to raise new business to provide certain information to us concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder. Advance notice of nominations or proposed business by shareholders gives our Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the Board, to inform shareholders and make recommendations about those matters.
The cumulative effect of the restrictions on a potential acquisition of us that are contained in our Articles and Bylaws, and federal and Washington law, may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Anti-Takeover Effects of Washington Law
Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control. Chapter 23B.19 of the WBCA prohibits us, with certain exceptions, from engaging in certain significant business transactions with (or as a result of) an “acquiring person” (defined as a person or group of persons who acquire 10% or more of our voting securities without the prior approval of the board of directors) for a period of five years following the acquiring person’s share acquisition date. The prohibited transactions include, among others, a merger or consolidation with, sale or disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or an affiliate or associate of the acquiring person, or otherwise allowing the acquiring person or an affiliate or associate to receive a disproportionate benefit as a shareholder. Exceptions to this statutory prohibition include approval of the transaction at a shareholders meeting by holders of not less than a two-thirds of the shares held by each voting group entitled to vote on the transaction, not counting shares as to which the acquiring person has beneficial ownership or voting control, transactions approved by the Board of Directors prior to the acquiring person first becoming an acquiring person, or, with respect to a merger, share exchange, consolidation, liquidation or distribution entered into with the acquiring person, transactions where certain other requirements regarding the fairness of the consideration to be received by the shareholders have been met. We may not exempt ourselves from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control.
Federal Law
The Change in Bank Control Act prohibits a person or group of persons acting in concert from acquiring control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending the period during which such a disapproval may be issued. The term “control” is defined for this purpose to include ownership or control of, or holding with power to vote, 25% or more of any class of a bank holding company’s voting securities. Under a rebuttable presumption contained in the regulations of the Federal Reserve Board, ownership or control of, or holding with power to vote, 10% or more of any class of voting securities of a bank holding company having a class of securities registered under Section 12 of the Exchange Act would also be deemed to constitute the acquisition of control. In addition, any company would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956 before acquiring control of a bank holding company. For this purpose, a company is deemed to have control of a bank holding company if (i) the company owns, controls, holds with power to vote, or holds proxies representing, 25% or more of any class of voting shares of the bank holding company, (ii) controls in any manner the election of a majority of the bank holding company’s directors or (iii) the Federal Reserve Board determines that the company directly or indirectly exercises a controlling influence over the management or policies of the bank holding company (a test that has been broadly applied by the Federal Reserve Board based on its consideration of all relevant facts).
Transfer Agent
The transfer agent and registrar for the Common Stock is the Broadridge Corporate Issuer Solutions, Inc.

USE OF PROCEEDS
The Company will receive proceeds from the purchase of newly issued shares of its Common Stock pursuant to the Plan. Any proceeds that the Company receives from purchases of newly issued shares will be added to the Company’s general funds and used for general corporate purposes. The Company cannot estimate the amount of any such proceeds at this time.

PLAN OF DISTRIBUTION

Except to the extent the Administrator purchases shares of our Common Stock in the open market or through privately negotiated transactions, we will sell directly to participants through the Administrator the shares of Common Stock acquired under the Plan. Shares of our Common Stock purchased by the Administrator under the Plan that are purchased directly from the Company, consistent with the procedures and subject to the limitations described in Question 10 through 13 above. Plan participants for whose accounts such shares are acquired (including brokers or dealers) may resell such shares either in market transactions (including coverage of short positions) on any national securities exchange on which shares of our Common Stock trade or in privately negotiated transactions, without restriction under the Securities Act of 1933, as amended, except for any such participants who may also be deemed affiliates of the Company or underwriters with respect to their purchase and sale of such shares. Our Common Stock is currently listed on the NASDAQ Global Select Market.

Subject to the number of our shares registered and available for offer and sale by us under the Plan, there is no total maximum number of shares that can be sold by us under the Plan pursuant to the reinvestment of dividends.

We pay all administrative and service charges associated with the Plan. We also pay all brokerage commissions on a participant’s purchases and sales of shares through the Plan although these commission payments will be treated as income to participants for tax purposes.

Our Common Stock may not be available under the Plan in all states or jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

U.S. FEDERAL INCOME TAX INFORMATION

The following is a summary of the general U.S. Federal income tax consequences for individuals participating in the Plan. This summary is not a comprehensive summary of all the U.S. Federal income tax considerations that may be relevant to a participant in the Plan. This summary is based on the laws in effect at the time of the preparation of this document. Such laws may be changed before the taxable events described actually occur. Therefore, you are urged to consult your tax advisor regarding the consequences of participation in the Plan. No information is provided with respect to state, local or foreign tax consequences of participation in the Plan.

Reinvested Dividends

In the case of shares (including any fractional share) purchased by the Plan Administrator in open market transactions using cash dividends received by the Plan Administrator with respect to a participant’s Plan shares, participant will be treated, for Federal income tax purposes, as having received a distribution equal to the amount of such cash dividends, plus the amount of any brokerage fees paid by us in connection with those purchases.

In the case of shares (including any fractional share) purchased by the Plan Administrator directly from the Company using cash dividends received by the Plan Administrator with respect to a participant’s Plan shares, participant will be treated, for Federal income tax purposes, as having received a distribution equal to the fair market value of such shares on the date of purchase. Generally, this will be identical or similar to the amount of cash dividends that a participant would have received on such shares if the participant not participating in the Plan.

Any other distributions of cash or property received by participants under the Plan with respect to shares held in the participant’s Plan account will be taxable as dividends to the extent of our current or accumulated earnings and profits. To the extent the distributions are in excess of our current or accumulated earnings and profits, the excess portion will be treated first as a tax-free return of capital, reducing the tax basis in the participants shares, and to the extent in excess of the participant’s tax basis will be taxable as gain realized from the sale of the participant’s shares. In addition, if we designate part or all of our distributions as capital gain dividends, those designated amounts will be treated by the participant as long-term capital gains.

Plan Costs and Fees

As noted above, brokerage commissions, if any, incurred by the Company on a participant’s behalf and on the behalf of other Plan participants in connection with the purchases or sales by the Plan Administrator of shares on the open market, will be reported as additional taxable income to the participant and the other Plan participants on a pro rata basis, based on each individual participant’s pro rata share of the brokerage commissions for net purchases or sales on any given day.

Contribution or Withdrawal of Shares

Participants will not realize gain or loss for U.S. Federal income tax purposes upon their election to participate in the Plan. In addition, (i) a participant’s record transfer of any shares owned by the participant to Broadridge Corporate Issuer Solutions, Inc., as custodian of the Plan, at any time, (ii) a participant’s election to terminate participation in the Plan of some or all of the shares previously participating (assuming the participant does not elect to have the Plan custodian sell any such shares), or (iii) a participant’s election to have the Plan custodian distribute stock certificates (or evidence of book-entry share ownership) to that participant representing some or all of the participant’s shares that are participating in the Plan, will not, in any such case, result in a participant’s realization of any gain or loss for U.S. Federal income tax purposes.

Sale of Plan Shares; Tax Basis, Holding Period

Generally, a participant will realize gain or loss upon the sale of their shares (including the receipt of cash for fractional shares) held in the participant’s Plan account. The participant’s tax basis in any shares acquired on the participant’s behalf through the Plan, will generally equal the total amount of distributions participants are treated as having received for Federal income tax purposes as described above with respect to such shares. The holding period for determining whether a participant has long-term or short-term capital gain or loss upon a subsequent sale of shares purchased under the Plan commences on the date following the date the shares are purchased on the participant’s behalf.

Backup Withholding

In general, dividends on a participant’s shares (including any discounts treated as dividends) and proceeds from the sale of the participant’s shares held in the Plan generally will be subject to backup withholding at the applicable rate specified by the IRS, unless the participant provides a properly completed IRS Form W-9 (if participant is a U.S. person) to the Plan Administrator or otherwise establish an exemption. If the participant has not provided an IRS Form W-9 to the Plan Administrator, the participant may obtain one from the Plan Administrator. A non-U.S. person may have to comply with certification procedures to establish that he or she is not a United States person in order to avoid backup withholding. Any amount withheld as backup withholding will be allowable as a refund or credit against the participant’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we file reports and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our results of operations and financial condition, executive officers and directors, principal holders of shares, material interests of such persons in transactions with us and other matters. The SEC maintains a website that contains reports and other information regarding registrants that file electronically with the SEC, including the registration statement to which this prospectus relates. The address of that website is www.sec.gov.

Our website is www.wafdbank.com. Our SEC filings are available free of charge on our website as soon as reasonably practicable after they are electronically filed or furnished to the SEC. You may access these SEC filings on our website. However, other than any documents expressly incorporated by reference in this prospectus or any applicable prospectus supplement, the information on, or accessible through, our website or any other website that is referred to in this prospectus is not part of this prospectus or any applicable prospectus supplement.
The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities to be issued pursuant to the Plan.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information in this prospectus, which means that we can disclose important information to you by referring to those documents we file with the SEC. Any information incorporated this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, in some cases, supersede the information contained or incorporated by reference herein. We hereby “incorporate by reference” the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules).
•Our Annual Report on Form 10-K for the year ended September 30, 2022, filed with the SEC on November 18, 2022 (including those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on December 20, 2022 that are incorporated by reference into Part III of such Annual Report on Form 10-K);
•Our definitive proxy statement on Schedule 14A filed with the SEC on December 20, 2022;
•Our current reports on Form 8-K filed with the SEC on November 8, 2022, November 14, 2022, December 8, 2022, and December 19, 2022; and
•The description of our Common Stock contained in Form 8-A filed with the SEC on January 26, 1995, as updated by the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, and as amended by any subsequent amendment or any report filed for the purpose of updating such description.
We also incorporate by reference in this prospectus any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the securities to which this prospectus relates; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K or in any applicable prospectus supplement.
Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to:

Washington Federal, Inc.
Investor Relations
425 Pike Street
Seattle, Washington 98101
(206) 626-8178

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later that is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information relating to us contained in this prospectus should be read together with the information contained in the documents incorporated in this prospectus by reference.

EXPERTS
The financial statements of Washington Federal, Inc., incorporated by reference in this prospectus and the effectiveness of Washington Federal, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.
LEGALITY
The legality of the Common Stock will be passed upon for the Company by Buchalter, A Professional Corporation, Los Angeles, California.
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.
THIS PROSPECTUS DOES NOT CONTAIN ALL THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT, CERTAIN PORTIONS OF WHICH HAVE BEEN OMITTED PURSUANT TO THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, AND TO WHICH PORTIONS REFERENCE IS HEREBY MADE FOR FURTHER INFORMATION WITH RESPECT TO THE COMPANY AND THE SECURITIES OFFERED HEREBY.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.     Other Expenses of Issuance and Distribution
The following table sets forth the estimated fees and expenses (all but the SEC fees are estimates) payable by the registrant in connection with the filing of this Form S-3 Registration Statement:

SEC Registration fee	$1,806
Legal fees and expenses**	25,000
Accounting fees and expenses**	10,000
Printing and related expenses**	1,000
Miscellaneous expenses**	--
Total	$37,806

** Estimated.

Item 15. Indemnification of Directors and Officers
The Company is organized under the Washington Business Corporation Act (“WBCA”) which, in general, empowers Washington corporations to indemnify a person made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, amounts paid in settlements, penalties and fines actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Washington corporations may not indemnify a person in connection with such proceedings if the person was adjudged to have received an improper personal benefit.
The WBCA also empowers Washington corporations to provide similar indemnity to such a person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, unless the person was adjudged liable to the corporation.
If authorized by the articles of incorporation of a Washington corporation or by its shareholders, a Washington corporation may indemnify and advance expenses to the persons described above without regard to the limitations described above, provided that such indemnity will not cover acts or omissions of the person finally adjudged to be intentional misconduct or a knowing violation of law, conduct finally adjudged to involve a violation of WBCA Section 310 (related to certain unlawful distributions), and any transaction with respect to which it was finally adjudged that the person received a benefit to which such person was not legally entitled.
The WBCA also permits a Washington corporation to purchase and maintain on behalf of such persons insurance against liabilities incurred in such capacities. Washington Federal has obtained a policy of directors’ and officers’ liability insurance.

The WBCA further permits Washington corporations to limit the personal liability of directors for monetary damages for conduct as a director. However, the WBCA does not eliminate or limit the liability of a director for any of the following: (i) acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director; (ii) conduct violating WBCA Section 310; or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

The Company has also entered into indemnification agreements with its officers and directors providing for indemnification against certain liabilities to the fullest extent permitted under Washington law.
Washington Federal’s Articles of Incorporation and Bylaws
The Company’s Articles limit the personal liability of directors for a breach of their fiduciary duty except for under the circumstances required to be excepted under Washington law described above.
The Company’s Articles generally require Washington Federal to indemnify directors and officers to the fullest extent legally possible under the WBCA. In addition, the Articles require Washington Federal to similarly indemnify any such person who is or was serving at the request of Washington Federal as a director, officer, partner, trustee, employee or agent of another entity. Washington Federal ‘s Articles further provide for the advancement of expenses under certain circumstances.
Under a directors’ and officers’ liability insurance policy, directors and officers of the registrant are insured against certain liabilities.

Item 16. Exhibits.

Exhibit #	Description
3.1	Restated Articles of Incorporation of the Company, as amended (incorporated by reference from the Registrant’s Company’s Form 10-K filed with the SEC on November 19, 2021).
3.2	Amended and Restated Bylaws of the Company (incorporated by reference from the Registrant’s Form 8-K filed with the SEC on November 20, 2020).
4.1	Description of Registrant’s Securities (incorporated by reference from the Registrant’s Company’s Form 10-K filed with the SEC on November 19, 2021).
4.2
Deposit Agreement, dated February 8, 2021, by and among the Company, American Stock Transfer & Trust Company LLC, and the holders from time to time of the depositary receipts described therein (incorporated by reference to from the Registrant’s Form 8-K filed with the SEC on February 8, 2021).

5.1	Opinion of Buchalter, A Professional Corporation.*
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Buchalter, A Professional Corporation (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on the signature page hereto).*
107	Calculation of Filing Fees Tables*
* Filed herewith.

Item 17. Undertakings
(a)    The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;
Provided, however, that:
(1)     Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)     That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)     If the registrant is relying on Rule 430B:
(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)     The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this registration statement on Form S-3to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 21st day of December 2022.

December 22, 2022	WASHINGTON FEDERAL, INC.

	By:	/s/ BRENT J. BEARDALL
Brent J. Beardall
President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Brent J. Beardall, Vincent Beatty and Justin Monroe, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute for him or her and in his or her name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement, as the attorney-in-fact and to file the same, with all exhibits thereto and any other documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and their substitutes, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Brent J. Beardall	December 22, 2022
Brent J. Beardall Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ Vincent L. Beatty	December 22, 2022
Vincent L. Beatty Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Cory D. Stewart	December 22, 2022
Cory D. Stewart Senior Vice President and Principal Accounting Officer (Principal Accounting Officer)
/s/ Stephen M. Graham	December 22, 2022
Stephen M. Graham, Chairman of the Board
/s/ Shawn Bice	December 22, 2022
Shawn Bice, Director
/s/ Linda S. Brower	December 22, 2022
Linda S. Brower, Director
/s/ David K. Grant	December 22, 2022
David K. Grant, Director
/s/ Sylvia Hampel	December 22, 2022
Sylvia Hampel, Director
/s/ S. Steven Singh	December 22, 2022
S. Steven Singh, Director

/s/ Sean Singleton	December 22, 2022
Sean Singleton, Director
/s/ Mark N. Tabbutt	December 22, 2022
Mark N. Tabbutt, Director
/s/ Randall H. Talbot	December 22, 2022
Randall H. Talbot, Director